Exhibit 2.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of June 1, 2007 (the “Closing Date”), by and among Natrol, Inc., a Delaware corporation (the “Buyer”), the shareholders listed on the signature page hereof (each a “Seller,” and collectively, the “Sellers”) and Medical Research Institute, a California corporation (the “Company”).

RECITALS

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of the capital stock of the Company (the “Shares”).

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding Shares upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the Buyer, each Seller, and the Company, in consideration of the mutual promises hereinafter set forth and intending to be legally bound, do hereby promise and agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 3.12.

“Adjustment Amount” has the meaning set forth in Section 2.3(a).

“ADR” has the meaning set forth in Section 11.6(a).

“Adverse Event Report” means the MedWatch Report (with CAERS #92818) received from the Department of Health and Human Services of the US Food and Drug Administration.

“Affiliate” means, with reference to any Person, any other Person that controls, is controlled by or is under common control with such first Person.  As used in this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

“Ajinomoto” means Ajinomoto Co., Inc., a corporation organized under the laws of Japan and its successors and assigns.

“Ajinomoto Payment” has the meaning set forth in Section 2.6.

“Ajinomoto Payment Due Date” has the meaning set forth in Section 2.6.

“Ajinomoto Revenue” means net revenue received by the Company, Buyer or any of its Affiliates pursuant to any contemplated distribution agreement with Ajinomoto, or any Contract related thereto, for the sale of any product in which at least ten percent (10%) of the cost of the active ingredients in such product is attributable to Capsiate.

“Applicable Contract” means any Contract (including any amendment, supplement and modification thereto) (a) under which the Company is or may be entitled to receive revenues of more than $50,000 in any calendar year, (b) under which the Company may become subject to any obligation to pay a liability of more than $50,000 in any calendar year, (c) that cannot be canceled by the Company without penalty upon less than sixty (60) days notice, (d) with any employee, officer, director or independent contractor or with any labor union or other employee representative of a group of employees (including, without limitation, any collective bargaining agreement), (e) involving a share of revenue, profits, losses, costs or liabilities by the Company with any other Person including any joint venture, partnership or other agreement, (f) containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person, (g) for the lease or license of tangible personal property to or from any Person providing for payments in excess of $50,000 per annum, (h)  relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property (other than “off the shelf” or “shrink wrap” software and the Company’s standard employee confidentiality and inventions assignment agreements), (i) under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation or under which the Company has imposed or suffered the imposition of any Lien on any of the Company’s assets, tangible or intangible, (j) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Person, (k) relating to the acquisition, issuance or transfer of any capital stock or other equity securities of the Company, (l) between any strategic partner, distributor, customer, or supplier and the Company entered into on or after January 1, 2004 involving any obligation to pay more than $50,000 in any calendar year (whether such contracts are verbal or in written form), or (m) the breach or termination of which could reasonably be expected to result in a Material Adverse Effect.

“Asserted Liability” has the meaning set forth in Section 8.7(a).

“Baseline Working Capital” has the meaning set forth in Section 2.3(a).

“Base Payment” means an annual payment to be made to the Sellers during the Incentive Payment Period in accordance with Section 2.5(a)-(c) provided that EBIT equals or exceeds the low end of the EBIT Range for such year.

 “BSN Litigation” means the action entitled Medical Research Institute v. Bio-Engineered Supplements & Nutrition, Inc., d/b/a BSN, Inc.; Breakthrough Engineered Nutrition, Inc., d/b/a Delmar Labs, Inc.; NBTY, Inc.; NuPharma Solutions LLC; and Innovative Product Solutions Group, LLC, Case No. 6:05-CV-00417-LED (E.D. Tex.), including all counterclaims, appeals and related proceedings.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Common Stock” means common stock of Natrol, Inc., par value $0.01 per share.

“Buyer Indemnified Persons” has the meaning set forth in Section 8.2.

“Catch-Up Payment” means the ability of the Sellers to earn an Incentive Payment if Year Three EBIT (as defined in Section 2.5(c)(i)) exceeds Nineteen Million Dollars ($19,000,000), in which case the amount of any such Catch-Up Payment shall be calculated as set forth in Section 2.5(c)(iii)).

“Cap” has the meaning set forth in Section 8.4(b).

“Capsiate” means the concentrated extract of the capsaicinoids which is purported to promote energy metabolism and decrease body fat.  Ajinomoto, the chief supplier of Capsiate, has a synthesized form of natural Capsiate.

“CE2 Claims” means any legal claim connected to, related to, or associated with either the Company’s agreement with Biovance Life Sciences, Inc. f/k/a ProNutrient Technologies, Inc. or sale and/or marketing of creatine ethyl-ester hydrochloride.

“Change of Control” means (a) any consolidation or merger of the Buyer with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Buyer immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, or (b) any other transaction or series of related transactions to which the Buyer is a party in which in excess of fifty percent (50%) of the Buyer’s voting power is transferred, provided that with respect to any transaction meeting the requirements of (a) and (b), above, that no Change of Control shall be deemed to exist if Wayne Bos, Buyer’s current President/Chief Executive Officer, and Craig Cameron, Buyer’s current Chief Operating Officer, continue to hold these management positions after such Change of Control transaction.

“Change of Control Arrangement” has the meaning set forth in Section 3.18(c).

“Claiming Party” has the meaning set forth in Section 8.7(a).

“Claims Notice” has the meaning set forth in Section 8.7(a).

“Closing Date” has the meaning set forth on the preamble of this Agreement.  The effective time of the closing shall be 12:01 am on the Closing Date.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.3(d).

“Closing Date Cash Payment” has the meaning set forth in Section 2.3(b).

“Closing Date Promissory Notes” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof or any successor law issued by the IRS.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company IP” has the meaning set forth in Section 3.28(a).

“Company Financial Plan” has the meaning set forth in Section 5.4.

“Competing Business” has the meaning set forth in Section 3.32.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract” means any agreement, contract, subcontract, lease, note, mortgage, warranty, insurance plan, benefit plan, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

“Deductible” has the meaning set forth in Section 8.4(a).

“Designated Earnout Payment Amount” means, with respect to each Seller Designee, the dollar amount obtained by multiplying the applicable percentage under the Designated Earnout Payment Amount Percentage heading on Exhibit A of the Seller Payment Agreement that is set forth adjacent to the Seller Designee’s name on Exhibit A to the Seller Payment Agreement by the amount of the Earnout Payment.

“Designated Incentive Payment Amount” means, with respect to each Seller Designee, the dollar amount obtained by multiplying the applicable percentage under the Designated Incentive Payment Amount Percentage heading on Exhibit A of the Seller Payment Agreement that is set forth adjacent to the participants name on Exhibit A to the Seller Payment Agreement by the amount of the Incentive Payment applicable as of such Incentive Payment Due Date.

“Disclosure Schedule” means the Sellers’ disclosure schedule attached hereto, which shall be delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Payment Due Date” has the meaning set forth in Section 2.7(d).

“Earnout Payment” has the meaning set forth in Section 2.4.

“EBIT” means, for any consecutive twelve (12) month period during the Incentive Payment Period, the cumulative net income or loss of the Company (operating as a wholly-owned subsidiary of the Buyer) for such period plus interest and taxes allocable to the Company for such fiscal year, each of the foregoing items determined in accordance with GAAP consistently applied; provided, however, that if the Company’s Marketing Expenses exceeds fifteen percent (15%) of the Company’s net revenue for such fiscal year, fifty percent (50%) of the amount of the Company’s Marketing Expenses above fifteen percent (15%) of net revenue for such period (up to a cap of two and one half percent (2.5%) of net revenue for such period)

shall be added to the EBIT for such fiscal year.  For the purposes hereof, the Company’s net revenue shall be the amount of net revenue allocable to the Company as calculated in accordance with GAAP.  Additionally, for purposes of calculating EBIT, there shall be no deductions for any (a) Earnout Payments, Catch-Up Payments, Incentive Payments, Ajinomoto Payments and/or Acceleration Payments paid or accrued hereunder; and (b) expenses to the extent paid for or indemnified by the Sellers hereunder; provided, however, that there shall be a deduction for (x) any and all costs and expenses directly related to the preparation of the Company’s Tax Returns as set forth in Article 9 and the Company’s Tax Returns from and after the Closing Date and all costs and expenses for any audit of the Company’s Financial Statements (but specifically excluding any costs and expenses associated with compliance with the Sarbanes-Oxley Act), each amount proportional to the Company’s net revenue as compared to the total consolidated net revenue of the Buyer; and (y) any expenses related to the provision of any services by the Buyer (e.g., legal services or logistics services) to the Company pursuant to an agreement between the Buyer and the Company which has been approved in writing by the Sellers’ Agent for such services.

“EBIT Range” means:

(a)       For the year ending on the first anniversary of the Closing Date, $5,000,000 to $10,000,000;

(b)       For the year ending on the second anniversary of the Closing Date, $6,500,000 to $13,000,000; and

(c)       For the year ending on the third anniversary of the Closing Date, $14,000,000 to $19,000,000.

“Employment Agreement” has the meaning set forth Section 6.3(f).

“Environmental Audit” means a review and investigation for purposes of determining whether the Company, the Real Estate and the Company’s assets are in compliance with all Environmental Laws and whether there exists any condition or circumstance which requires or may require a clean up, removal or other remedial action under Environmental Laws on the part of the Company.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Substances; (c) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances, Environmental Law or other order of a Governmental Body; or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, wildlife or the environment.

“Environmental Law” means any of the federal, state, foreign and local statutory laws, ordinances, codes, rules, regulations, approvals or requirements of any Governmental Body, court orders, administrative orders, executive orders, consent decrees, injunctions, judgments, and common law pertaining to (a) health, safety, natural resources, wildlife or the environment,

(b) the Occupational Safety and Health Administration, the U.S. Environmental Protection Agency, the Nuclear Regulatory Commission and any similar state agency or department, or (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any petroleum products or Hazardous Substances and all amendments, modifications and additions thereto, in each case as amended to date including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq., as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984 (“RCRA”), the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, codified at 33 U.S.C. 1251 et seq., the Clean Air Act of 1966, codified at 42 U.S.C. 741 et seq., the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq., the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, codified at 42 U.S.C. 11001, et seq., the National Environmental Policy Act of 1969, codified at 42 U.S.C. 4321, et seq., the Occupational Safety and Health Act of 1970, and the Safe Drinking Water Act of 1974, codified at 42 U.S.C. 300(f), et seq., the Atomic Energy Community Act of 1955, the Atomic Testing Liability Act, the Atomic Energy Damages Act, the Atomic Energy Omnibus Act, the Atomic/Nuclear Waste Policy Act of 1982, the Atomic/Nuclear Waste Policy Amendments of 1987 or any similar, implementing or successor law.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agent” means an escrow agent to be selected prior to the Closing Date by mutual agreement of the parties to receive the Escrow Amount.

“Escrow Agreement” has the meaning set forth in Section 6.3(h).

“Escrow Amount” means an amount initially equal to Eight Hundred Thousand Dollars ($800,000).  If the requirements set forth in Section 2.4 of this Agreement are satisfied such that the Sellers become entitled to receive an Earnout Payment, the Escrow Amount shall be increased by an amount equal to ten percent (10%) of such Earnout Payment at such time as the Earnout Payment is paid to the Sellers.

“Estimated Purchase Price” has the meaning set forth in Section 2.3(c).

“Excess Payment” means an annual payment to be paid to the Sellers for an applicable Incentive Payment Period in the amount of twenty percent (20%) of the amount by which EBIT for such year exceeds the high end of the EBIT Range, provided that the high end of the EBIT Range for an applicable Incentive Payment Period, shall be determined by using the high end of the EBIT Range in accordance with the provisions of Section 2.5 (a), (b), or (c), as applicable.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

“Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means generally accepted United States accounting principles and practices recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, the result of operations and operating cash flow on a consolidated basis of the party, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other board or committee) in order to continue as generally accepted accounting principles or practice may be so changed.

“GNC” means General Nutrition Centers, Inc., a Delaware corporation, General Nutrition Distribution, LP or any of their Affiliates.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any nation, state, county, city, town, village, district, or other jurisdiction of any nature; federal, state, local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substances” means and includes any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources, wildlife or the environment including, without limitation, asbestos, PCB’s, radon and urea formaldehyde foam, petroleum and petroleum products, hazardous waste source, by-product or special nuclear material, and raw materials which include hazardous constituents, or any other similar substances, or materials which are now, or in the future, included under or regulated by any Environmental Law.

“Incentive Payment” has the meaning set forth in Section 2.5.

 Incentive Payment Period” means the period of time from the Closing Date until that date which is three (3) years from the Closing Date.

“Indemnifying Party” has the meaning set forth in Section 8.7(a).

“Independent Accounting Firm” means initially Gumbiner, Savett, Finkel, Fingleson and Rose, Inc.; provided, however, that if after the date of this Agreement such accounting firm is retained for auditing services by either the Buyer, the Company or any of their respective affiliates, the Buyer and the Sellers’ Agent shall, upon either party’s request, mutually select another independent public accounting firm.

“Intellectual Property Assets” has the meaning set forth in Section 3.28.

“Kathy Williams Claims” means any legal claims connected to, related to, or associated with the allegations set forth in a letter, dated as of April 20, 2007, from Kathy Williams regarding Minus 10.

“Iovate Litigation” means the action entitled Iovate Health Sciences Inc., et. al v. Bio-Engineered Supplements & Nutrition, Inc. et. al, Case No. 9:07-CV-46-RHC (E.D. Tex.), including all counterclaims, appeals and related proceedings.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“JAMS” has the meaning set forth in Section 11.6(a).

“Knowledge” means, (a) with respect to any individual, that such individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; or (b) with respect to a Seller who is an executive officer of the Company, that such individual Seller will also be deemed to have “Knowledge” of a particular fact or other matter if such Seller could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry within the Company concerning the existence of such fact or other matter.

“Lease” means any lease covering any property upon which the Company conducts its business.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Lien” means any charge, claim, community property interest, condition, equitable interest, encumbrance, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership except for Permitted Liens.

“Losses” has the meaning set forth in Section 8.2.

“Marketing Expense” means advertising and marketing expenditures on print, radio, television, event marketing, the internet, outdoor, mobile device and media advertising, and fifty percent (50%) of any expenses related to sampling programs, including one hundred percent (100%) of creative costs associated with delivery of all such media, but excludes all forms of promotional money (spiff), co-operative expenditures, promotions, discounts, coupons, price-offs, invoice discounts and salaries or other compensation paid to employees of the Company responsible for performing marketing or advertising services.

“material” means the effect of which would be reasonably likely to (a) cause a loss of, (b) impose a cost to rectify, repair or complete, or (c) cause a decrease in the asset value of, Fifty Thousand Dollars ($50,000) or more to the Buyer.

“Material Adverse Effect” means a change, event, condition, circumstance, act, omission, occurrence or effect which, individually, or in the aggregate with other changes, events, conditions, circumstances, acts, omissions, occurrences or effects, adversely affects or would be reasonably likely to adversely affect the business, condition (financial or other), assets, liabilities, obligations or operations of the Company with an adverse financial consequence of Two Hundred Fifty Thousand Dollars ($250,000) or more to the Company; provided, however, that (i) any change in accounting requirements or principles generally applicable to any business entity, (ii) any effect arising out of or resulting from general industry, economic, regulatory or capital market conditions, (iii) any effect arising out of or resulting from acts of terrorism or war, or (iv) with respect to the Company, any actual adverse effect on the Company or its business arising out of or resulting from the public announcement of this Agreement or the taking of any action by Buyer or any of its Affiliates, in each case, shall not be deemed to have caused or constituted a Material Adverse Effect.

“Net Closing Payment” means the Purchase Price less the Escrow Amount and any expenses of the Company to be paid by the Sellers pursuant to Section 11.1(a).

“Noncompetition Agreement” has the meaning set forth in Section 6.3(g).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means, with respect to an action taken by any Person (a) an action that is consistent with the past practices of such Person and is taken in the ordinary course of the normal recurring operations of such Person and that would not be required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (b) an action similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day to day operations of other similarly situated and sized private-company Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Payment Dispute Notice” has the meaning set forth in Section 2.7(a).

“Percentage Interest” means, with respect to each Seller, the ratio of the number of Shares owned by such Seller to the total number of Shares issued and outstanding.  Each Seller’s Percentage Interest is set forth opposite such Seller’s name on Schedule 3.1 attached hereto.

“Permitted Liens” means (a) liens for current taxes, water and sewage charges and other statutory liens and trusts not yet due and payable or that are being contested in good faith provided there are appropriate reserves maintained therefor, (b) carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Prime Rate” means, as of any date, the latest prime rate as reported in the Wall Street Journal for the applicable date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” has the meaning set forth in Section 3.18(b).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(e).

“Purchase Price Statement” has the meaning set forth in Section 2.3(d).

“Real Estate” has the meaning set forth in Section 3.14.

“Registered Company IP” has the meaning set forth in Section 3.28(e).

“Related Person” means, with respect to a particular individual (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).  For purposes of this definition, the “Family” of an individual includes the individual’s spouse and issue and any other natural person who is related to the individual or the individual’s spouse within the second degree.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Secretary’s Certificate” has the meaning set forth in Section 6.3(k).

“Section 338(h)(10) Election” has the meaning set forth in Section 9.3.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Selected Incentive Seller Designees”  has the meaning set forth in Section 2.5.

“Selected Seller Designee” has the meaning set forth in Section 2.4

“Seller” has the meaning set forth in the preamble of this Agreement.

“Sellers’ Agent” means Edward A. Byrd.

“Sellers’ Closing Documents” has the meaning set forth in Section 3.3(a).

“Seller Designees” shall mean such individuals designated by the Sellers that are entitled to receive a portion of the payments otherwise payable to such Sellers herein under pursuant to the terms of the Seller Payment Agreement.

“Seller Payment Agreement” means that certain agreement dated of even date herewith (previously provided to the Buyer) by and among the Sellers and certain individuals named therein relating to the allocation and payment to such individuals of certain of the Sellers’ proceeds payable hereunder.

“Seller’s Release” has the meaning set forth in Section 6.3(d).

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Short Tax Period” has the meaning set forth in Section 9.1.

“Software” has the meaning set forth in Section 3.28(j).

“Spousal Consent” has the meaning set forth in Section 6.3(e).

“Stock Transfer Taxes” has the meaning set forth in Section 9.5.

“Straddle Period” has the meaning set forth in Section 9.1(c).

“Straddle Returns” has the meaning set forth in Section 9.1(c).

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” means all federal, state, county, local, foreign and other taxes or assessments, however denominated, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance, stamp and including interest, penalties and additions in connection therewith for which any Seller is or may be required to pay, withhold or collect, whether disputed or not.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Returns” means any report, declaration, return, information return, claim for refund or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Total Purchase Price” shall mean the aggregate of the following payments: Purchase Price, Earnout Payment, Incentive Payments, Excess Payment and Ajinomoto Payments.

“Trademarks” has the meaning set forth in Section 3.28(a).

“Trade Secrets” has the meaning set forth in Section 3.28(a).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Working Capital” has the meaning set forth in Section 2.3(a).

ARTICLE 2
SALE AND TRANSFER OF SHARES

2.1           Purchase of Shares.  Subject to the terms and conditions of this Agreement, the Sellers hereby sell and transfer the Shares to the Buyer, and the Buyer hereby purchases the Shares from the Sellers.

2.2           Consideration.  As consideration for the sale and transfer of the Shares, the Sellers shall receive (a) the Purchase Price as set forth in Section 2.3 below; (b) the opportunity to receive the Earnout Payment as set forth in Section 4 below; (c) the opportunity to receive

Incentive Payments as set forth in Section 2.6 below; and (d) the opportunity to receive the Ajinomoto Payment as set forth in Section 2.6 below; provided, however, that (i) ten percent (10%) of the Purchase Price and of the Earnout Payment shall be deposited in escrow pursuant to the Escrow Agreement, and (ii) the aggregate sum of the Purchase Price, Earnout Payment, Incentive Payments, and Ajinomoto Payments paid to all Sellers shall not exceed Ninety Million Dollars ($90,000,000).

2.3           Purchase Price.

(a)           The purchase price for the Shares (the “Purchase Price”) shall be the sum of (i) Eight Million Dollars ($8,000,000) and (ii) the Adjustment Amount.  The “Adjustment Amount” (which may be a positive or negative number) will be equal to the difference between (i) the Company’s Working Capital calculated as of the Closing Date and (ii) the Company’s Baseline Working Capital (as defined below).  For purposes hereof: (i) ”Working Capital” means the sum of the current assets of the Company less the sum of the current liabilities of the Company, each determined in accordance with GAAP and (ii) “Baseline Working Capital” means Eight Million, Eight Hundred Twenty Six Thousand, Five Hundred Seventy Four Dollars ($8,826,574) (which is the Company’s average Working Capital amount for the three (3) months preceding the Closing Date).

(b)           The Purchase Price will be paid as follows.  On the Closing Date, the Buyer shall (i) pay five percent (5%) of the Net Closing Payment to the Sellers in cash (the “Closing Date Cash Payment”), allocated among the Sellers in accordance with the respective Percentage Interests of the Sellers; and (ii) deliver promissory notes in the form attached hereto as Exhibit 2.3(b) (the “Closing Date Promissory Notes”) to the Sellers, in an aggregate principal amount equal to ninety-five percent (95%) of the Net Closing Payment, allocated among the Sellers in accordance with their respective Percentage Interests.  The Closing Date Promissory Notes shall provide that the entire principal amount thereunder shall be due and payable in cash on the first business day after the Closing Date.  On the first business day following the Closing Date, the Buyer will also deliver Eight Hundred Thousand Dollars ($800,000) to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement.

(c)           The Company has delivered to the Buyer the Company’s good-faith estimate of the Adjustment Amount no later than three (3) Business Days prior to the Closing Date, and such estimate is based on the Company’s books and records and other information then available.  The Buyer and the Sellers have in good faith estimated the Purchase Price paid on the Closing Date (the “Estimated Purchase Price”) based on the Company’s estimate of the Adjustment Amount, the Company’s books and records and other information then available.

(d)           The Buyer and the Sellers acknowledge and agree that the exact amount of the Purchase Price is not known as of the Closing Date and that the Estimated Purchase Price paid on the Closing Date is an estimate of the Purchase Price which may need to be adjusted subsequent to the Closing Date on the basis set forth herein.  Accordingly, as soon as practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Agent (i) a balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP, (ii) a determination of the Working Capital as of the

Closing Date, (iii) the Adjustment Amount, and (iv) a statement setting forth the determination of the Purchase Price (the “Purchase Price Statement”).  The components of the Purchase Price shall be determined in accordance with GAAP.

(e)           The Sellers’ Agent and his accountant shall have the right to review all records, work papers and calculations related to the Closing Date Balance Sheet, Closing Date Working Capital determination, Adjustment Amount and the Purchase Price Statement.  The Sellers’ Agent shall have thirty (30) days after delivery of the Purchase Price Statement in which to notify the Buyer in writing (such notice, a “Purchase Price Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Purchase Price Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by the Buyer regarding the adjustment requested by the Sellers’ Agent, an appropriate adjustment shall be made thereto.  If  the Sellers’ Agent does not deliver a Purchase Price Dispute Notice to the Buyer during such thirty (30) day period, the Purchase Price Statement shall be deemed to be accepted in the form presented to the Sellers’ Agent.  If the Buyer and the Sellers’ Agent do not agree, within thirty (30) days after timely delivery of the Purchase Price Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement shall be submitted for review and final determination by the Independent Accounting Firm.  The review of the Independent Accounting Firm shall be limited to the discrepancies and disagreements set forth in the Purchase Price Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Purchase Price by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with GAAP, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by the Buyer or the Sellers’ Agent, as the case may be, and no lower than the lower amount calculated by the Buyer or the Sellers’ Agent as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  All expenses and fees of the Independent Accounting Firm shall be borne one-half (1/2) by the Buyer, on the one hand, and one-half (1/2) by the Sellers, on the other hand; provided, however, that if the Independent Accounting Firm determines that the final amount owed by the Buyer is greater than 110% of the previously disputed amount that was proposed by the Buyer, the Buyer shall bear 100% of the expenses and fees of the Independent Accounting Firm.

(f)            If the Purchase Price as finally determined pursuant to Section 2.3(e) exceeds the Estimated Payment made to the Sellers pursuant to Section 2.3(c) above, the Buyer shall pay to the Sellers the amount of such excess (less ten percent (10%) to be paid to Escrow Agent) in proportion to their respective Percentage Interests by wire transfer or immediately available funds, and if such excess is not paid by the Buyer to the Sellers within ten (10) days thereof, such failure shall constitute a default hereunder and such unpaid amount shall bear interest from such tenth (10th) day at the rate of twelve percent (12%) per annum.  If the Purchase Price as finally determined pursuant to Section 2.3(e) is less than the Estimated Purchase Price paid to the Sellers pursuant to Section 2.3(c), above, the Sellers shall pay the amount of such excess to the Buyer in accordance with each Seller’s Percentage Interest by wire transfer or immediately available funds, and if such excess is not paid by the Sellers to the Buyer within ten (10) days thereof, such failure shall constitute a default hereunder and such unpaid amount shall bear interest from such tenth (10th) day at the Prime Rate.

2.4           Earnout Payment; Earnout Payment Bonus Amount.

(a)           In addition to the consideration described in Section 2.3, if the EBIT for the twelve (12) month period following the Closing Date (“Year One EBIT”) is equal to or greater than $2,500,000, the Buyer shall pay the Sellers less the amount to be paid to the Escrow Agent, on or before the date which is forty-five (45) days after the first anniversary date of the Closing Date (the “Earnout Payment Due Date”), an amount equal to (i) Year One EBIT multiplied by 1.875 (the “Earnout Payment”) less (ii) the Designated Earnout Payment Amount which shall be paid to the Selected Seller Designees (if any) on the Earnout Payment Due Date in accordance with Section 2.4(b); provided, however, that the aggregate of the Earnout Payment and Designated Earnout Payment Amounts to be paid shall not exceed an aggregate of $7,500,000.

(b)           Within two days prior to the Earnout Payment Due Date, Edward A. Byrd in his capacity as the “Representative” under the Seller Payment Agreement, shall notify the Buyer in writing which Seller Designees, if any, are entitled to receive the Designated Earnout Payment Amount under the terms of the Seller Payment Agreement (such Seller Designees shall be deemed the “Selected Seller Designees”) and shall provide the specific Earnout Payment amounts to be paid to each Seller and the Designated Earnout Payment Amount to be paid to each Selected Seller Designee along with their respective wire transfer instructions.  Upon receipt of such written notice, the Buyer shall pay the Designated Earnout Payment Amount less any applicable tax withholding amounts to the Selected Seller Designees on the Earnout Payment Due Date.  To the extent the Buyer pays any Designated Earnout Payment Amounts to the Selected Seller Designees, the Buyer shall effect, or cause the Company to effect, any required tax reporting, tax withholding and tax deposits in a manner consistent with any such payments.

(c)           All Taxes or other required payments  required to be made by employers in connection with payments to the Selected Seller Designees, and not recoverable through the withholding procedures, including but not limited to the employer’s share of FICA and Medicare taxes, shall be deducted from the amounts otherwise payable to the Sellers for the Earnout Payment, it being the parties’ intent that neither the Company nor the Buyer will incur any out-of-pocket costs in respect of any payments to the Selected Seller Designees (other than normal payroll processing costs.)

(d)           The parties acknowledge that the Buyer’s or the Company’s assumption of reporting and withholding obligations with respect to payments made to the Selected Seller Designees represents an accommodation to the Sellers for mutual convenience, and such assumption shall not be construed as any agreement, admission, or acknowledgement by  the Buyer  or the Company that such payments are obligations of, or compensation for services rendered to, the Buyer or the Company.  Notwithstanding the foregoing, the Buyer agrees to indemnify and hold the Sellers harmless against any losses (including taxes, penalties, and interest) as a result of any failure by the Buyer to withhold or deposit in a timely manner the correct amount of taxes with respect to payments made to the Selected Sellers Designees.

2.5           Incentive Payments; Incentive Payment Bonus Amount.  In addition to the consideration described in Sections 2.3 and 2.4, the Buyer shall pay the Sellers, less any applicable Designated Incentive Payment Amounts pursuant to Section 2.5(d) below, on or before the date which is forty-five days (45) days after the first three (3) annual anniversary dates of the Closing Date (each, an “Incentive Payment Due Date”), additional consideration in the form of an “Incentive Payment” provided that the terms and conditions set forth below are met.  Each annual Incentive Payment may consist of a Base Payment, Excess Payment, and Catch-Up Payment, and shall be determined pursuant to the terms forth below and then allocated among the Sellers, subject to any applicable deductions for Designated Incentive Payment Amounts pursuant to Section 2.5(d) below, according to their Percentage Interests.  Any deductions of an Incentive Payment to account for the payment of a Designated Incentive Payment Amount in accordance with Section 2.5(d) below shall made on a pro rata basis in accordance with the Sellers’ Percentage Interests.  The Incentive Payments shall be calculated as described below, and illustrative examples which reflect the parties’ intent in calculating the Incentive Payments are set forth in Schedule 2.5 attached hereto.

(a)           Year One Incentive Payment.  The Incentive Payment for the twelve (12) month period ending on the first anniversary of the Closing Date (the “Year One Incentive Payment”) shall be calculated as follows:

(i)            If Year One EBIT is less than $5,000,000, the Year One Incentive Payment shall be zero.

(ii)           If Year One EBIT is equal to or greater than $5,000,000 but less than or equal to $10,000,000, the Buyer shall pay the Sellers a Base Payment in an amount between $5,000,000 and $21,500,000, prorated for the amount of Year One EBIT equal to or greater than $5,000,000 up to $10,000,000.

(iii)          If Year One EBIT exceeds $10,000,000, the Buyer shall pay the Sellers (A) a Base Payment of $21,500,000 plus (B) an Excess Payment in an amount equal to twenty percent (20%) of the amount by which Year One EBIT exceeds $10,000,000.

(b)           Year Two Incentive Payment.  The Incentive Payment for the twelve (12) month period ending on the second anniversary of the Closing Date (the “Year Two Incentive Payment”) shall be calculated as follows:

(i)            If EBIT for the twelve (12) month period ending on the second anniversary of the Closing Date (“Year Two EBIT”) is less than $6,500,000, the Year Two Incentive Payment shall be zero.

(ii)           If Year Two EBIT is equal to or greater than $6,500,000 but less than or equal to $13,000,000, the Buyer shall pay the Sellers a Base Payment in an amount between $2,500,000 and $21,500,000, prorated for the amount of Year Two EBIT equal to or greater than $6,500,000 up to $13,000,000.

(iii)          If the Year Two EBIT exceeds $13,000,000, the Buyer shall pay the Sellers (A) a Base Payment of $21,500,000 plus (B) an Excess Payment in an amount equal to twenty percent (20%) of the amount by which the Year Two EBIT exceeds $13,000,000.

(c)           Year Three Incentive Payment.  The Incentive Payment for the twelve (12) month period ending on the third anniversary of the Closing Date (the “Year Three Incentive Payment”) shall be calculated as follows:

(i)            If EBIT for the twelve (12) month period ending on the third anniversary the Closing Date (“Year Three EBIT”) is less than $14,000,000, the Year Three Incentive Payment shall be zero.

(ii)           If Year Three EBIT is equal to or greater than $14,000,000 but less than or equal to $19,000,000, the Buyer shall pay the Sellers a Base Payment in an amount between $4,000,000 and $21,500,000, prorated for the amount of Year Three EBIT equal to or greater than $14,000,000 up to $19,000,000.

(iii)          If Year Three EBIT exceeds $19,000,000, the Buyer shall pay the Sellers (A) a Base Payment of $21,500,000 plus (B) a Catch Up Payment.  To determine the amount of the Catch Up Payment, the Sellers will be credited for that portion of Year Three EBIT which exceeds $19,000,000 so as to increase the amount of Base Payment which Sellers would otherwise have been entitled to earn in Year Two.  If the addition of the excess Year Three EBIT to Year Two EBIT results in Year Two EBIT greater than $13,000,000, the amount by which Year Two EBIT, as so supplemented, exceeds $13,000,000 shall be applied to Year One EBIT.  The Catch Up Payment for Year Two and, if applicable, Year One, shall be calculated such that the Sellers receive the greater of the amount payable to the Sellers if the excess Year Three EBIT which is carried back to the prior year(s) is used to (1) increase the Base Payment for such year or (2) determine an Excess Payment for such year; provided, however, that if the Sellers received any Excess Payments in any prior year, the amount of all such Excess Payments shall be deducted from the amount of the Catch-Up Payment.

(iv)          If Year Three EBIT exceeds an amount such that the aggregate sum of the Purchase Price, Earnout Payment, and Incentive Payments paid to all Sellers following the Year Three Incentive Payment exceeds $80,000,000 in accordance with Section 2.5(c)(iii), then the Buyer shall pay the Sellers an Excess Payment in an amount equal to twenty percent (20%) of the amount by which Year Three EBIT, Year Two EBIT, and Year One EBIT, in the aggregate exceeds $42,000,000; provided, however, that the aggregate sum of the Purchase Price, Earnout Payment, all other Incentive Payments, Excess Payment and Ajinomoto Payments shall not exceed $90,000,000.

(d)           Within two days prior to the Incentive Payment Due Date, Edward A. Byrd in his capacity as the “Representative” under the Seller Payment Agreement, shall notify the Buyer in writing which Seller Designees, if any, are entitled to receive the Designated Incentive Payment Amount under the terms of the Seller Payment Agreement (such Seller Designees shall be deemed the “Selected Incentive Seller Designees”) and shall provide the specific Incentive Payment amounts to be paid to each Seller and the Designated Incentive Payment Amount to be paid to each Selected Incentive Seller Designee along with their respective wire transfer instructions.  Upon receipt of such written notice, the Buyer shall pay the Designated Incentive Payment Amount less any applicable tax withholding amounts to the Selected Incentive Seller Designees on the Incentive Payment Due Date.  To the extent the Buyer pays any Designated Incentive Payment Amounts to the Selected Incentive Seller Designees, the

Buyer shall effect, or cause the Company to effect, any required tax reporting, tax withholding and tax deposits in a manner consistent with any such payments.

(e)           All Taxes or other required payments  required to be made by employers in connection with payments to the Selected Seller Designees, and not recoverable through the withholding procedures, including but not limited to the employer’s share of FICA and Medicare taxes, shall be deducted from the amounts otherwise payable to the Sellers for the Incentive Payment, it being the parties’ intent that neither the Company nor the Buyer will incur any out-of-pocket costs in respect of any payments to the Selected Seller Designees (other than normal payroll processing costs.)

(f)            The parties acknowledge that the Buyer’s or the Company’s assumption of reporting and withholding obligations with respect to payments made to the Selected Seller Designees represents an accommodation to the Sellers for mutual convenience, and such assumption shall not be construed as any agreement, admission, or acknowledgement by  the Buyer  or the Company that such payments are obligations of, or compensation for services rendered to, the Buyer or the Company.  Notwithstanding the foregoing, the Buyer agrees to indemnify and hold the Sellers harmless against any losses (including taxes, penalties, and interest) as a result of any failure by the Buyer to withhold or deposit in a timely manner the correct amount of taxes with respect to payments made to the Selected Sellers Designees.

2.6           Ajinomoto Payments.  In addition to the consideration described in Sections 2.3, 2.4, and 2.5, the Buyer shall pay the Sellers less the amount to be paid to the Escrow Agent, on or before the date which is forty-five days (45) days after the fourth and fifth annual anniversary dates of the Closing Date (each, an “Ajinomoto Payment Due Date”), additional consideration in the form of a cash payment to the Sellers pursuant to the terms set forth below (each, an “Ajinomoto Payment”) which shall be allocated among the Sellers in accordance with their Percentage Interests; provided, however, that the aggregate sum of the Purchase Price, Earnout Payment, Incentive Payments, Excess Payment, and Ajinomoto Payments paid to all Sellers shall not exceed $90,000,000.

(a)           Year Four Ajinomoto Payment.  If Ajinomoto Revenue during the twelve (12) month period ending on the fourth anniversary of the Closing Date exceeds Two Hundred Million Dollars ($200,000,000), the Buyer shall make an Ajinomoto Payment in the aggregate amount of Ten Million Dollars ($10,000,000).

(b)           Year Five Ajinomoto Payment.  If Ajinomoto Revenue during the twelve (12) month period ending on the fifth anniversary of the Closing Date exceeds Three Hundred Million Dollars ($300,000,000), the Buyer shall make an Ajinomoto Payment to the Sellers in the aggregate amount of Fifteen Million Dollars ($15,000,000).

2.7           Payment Calculation Disputes.

(a)           On or before the date which is forty-five (45) days after the first, second, and third annual anniversary dates of the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Agent (i) the financial statements of the Company for the preceding twelve (12) month period, (ii) a determination of EBIT for such period, (iii) the calculation of the Earnout Payment, if any, and (v) the calculation of the Incentive Payment, if any, and all records, work papers and calculations related to the foregoing.

(b)           On or before the date which is forty-five (45) days after the fourth and fifth annual anniversary dates of the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Agent (i) the amount of the Ajinomoto Revenues, if any, and (ii) the calculation of the Ajinomoto Payment, if any, and all records, work papers and calculations related to the foregoing

(c)           The Sellers’ Agent shall have thirty (30) days after delivery of the information set forth in Sections 2.7(a) and 2.7(b) above in which to notify the Buyer in writing (such notice, a “Payment Dispute Notice”) of any disagreement with the Buyer’s calculation of EBIT, the Ajinomoto Revenue, the Earnout Payment, Incentive Payment or the Ajinomoto Payment, as applicable (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by the Buyer regarding the adjustment requested by the Sellers’ Agent, an appropriate adjustment shall be made thereto.  If the Sellers’ Agent does not deliver a Payment Dispute Notice to the Buyer during such thirty (30) day period, EBIT, the Ajinomoto Revenue, the Earnout Payment, Incentive Payment and/or Ajinomoto Payment calculations determined by the Buyer for the preceding twelve (12) month period shall be deemed to be accepted by the Sellers’ Agent.  If the Buyer and the Sellers’ Agent do not agree, within thirty (30) days after timely delivery of the Payment Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement shall be submitted for review and final determination by the Independent Accounting Firm.  The review of the Independent Accounting Firm shall be limited to the discrepancies and disagreements set forth in the Payment Dispute Notice and the resolution of such discrepancies and disagreements, and the determination of the EBIT, Ajinomoto Revenue, Earnout Payment, Incentive Payment or the Ajinomoto Payment, as applicable, by the Independent Accounting Firm, shall be (i) in writing, (ii) made in accordance with GAAP, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by the Buyer or the Sellers’ Agent, as the case may be, and no lower than the lower amount calculated by the Buyer or the Sellers’ Agent, as the case may be, (iv) made as promptly as practicable after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  All expenses and fees of the Independent Accounting Firm shall be borne one-half (1/2) by the Buyer on the one hand, and one-half (1/2) by the Sellers, on the other hand; provided, however, that if the Independent Accounting Firm determines that the final amount owed by the Buyer is greater than 110% of the previously disputed amount that was proposed by the Buyer, the Buyer shall bear 100% of the expenses and fees of the Independent Accounting Firm.

(d)           On the tenth (10th) Business Day following a final determination by the Independent Accounting Firm (the “Disputed Payment Due Date”), the parties will make settlement payments, if necessary, in the amounts to be determined by the Independent Accounting Firm.  Payments to the Sellers, if required, will be allocated in accordance with each Seller’s Percentage Interest and payments to the Buyer, if required, must be made by each Seller in accordance with such Seller’s Percentage Interest.  All such payments must be made in immediately available funds.  If any such settlement payment is not paid on the Disputed Payment Due Date, such failure shall constitute a default hereunder and such unpaid amount shall bear interest from such date at the Prime Rate.

2.8           Failure to Make Timely Payments.  If the Buyer fails to deliver any payment as set forth in Sections 2.4, 2.5, or 2.6, within one hundred twenty (120) days of an Earnout Payment Due Date, Incentive Payment Due Date or Ajinomoto Payment Due Date, as applicable, the Buyer shall issue to the Sellers an aggregate amount of Buyer Common Stock equal to (a) the amount of the Earnout Payment, Incentive Payment or Ajinomoto Payment due to the Sellers on the Earnout Payment Due Date, Incentive Payment Due Date or Ajinomoto Payment Due Date, as applicable, divided by (b) the average closing price of Buyer Common Stock on the NASDAQ Global Market or any other exchange on which Buyer Common Stock is publicly traded for the ten (10) trading days immediately preceding the Earnout Payment Due Date, Incentive Payment Due Date or Ajinomoto Payment Due Date, as applicable.  To the extent any such Buyer Common Stock is issued to the Sellers in accordance with the terms of this Section 2.8, the Sellers shall have the registration rights set forth on Exhibit 2.8 attached hereto with respect to such Buyer Common Stock.  Notwithstanding the foregoing, the Buyer shall, prior to the issuance of any Buyer Common Stock, obtain the prior approval of its stockholders if in the opinion of the Buyer such approval is legally required, including any requirement of an exchange on which Buyer Common Stock is listed; provided that in the event of any inability of the Buyer to obtain such approval, the parties agree that Buyer shall nonetheless be obligated to pay any payments set forth in Sections 2.4, 2.5, or 2.6, plus interest on the unpaid amount accruing at the greater of (i) ten percent (10%) per annum or (ii) the then-prevailing Prime Rate plus five percent (5%) per annum.  If the amount of any such payment is the subject of a dispute pursuant to Section 2.7, the Buyer’s obligation to issue Buyer Common Stock to the Sellers shall not be triggered until one hundred twenty (120) days following the Disputed Payment Due Date.  Any Buyer Common Stock delivered to the Sellers pursuant to this Section 2.8 shall be distributed among the Sellers according to their Percentage Interests.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers jointly and severally represent and warrant to the Buyer as follows:

3.1           Title to Shares.  Each Seller is the sole lawful beneficial and record owner of the respective number of Shares set forth opposite his name on Schedule 3.1 attached hereto and such Shares represent the ownership percentages in all of the capital stock of the Company as provided on Schedule 3.1.  Each Seller hereby delivers to the Buyer good and marketable title to such Shares free and clear of all Liens.

3.2           Organization and Good Standing.

(a)           The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Part 3.2 of the Disclosure Schedule contains a complete and accurate list of other jurisdictions in which the Company is authorized to do business.  The Company has full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts.

(b)           The Company has delivered to the Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.3           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of the Company and the Sellers, enforceable against the Company and the Sellers in accordance with its terms except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity).  The documents set forth in Section 6.3 (collectively, the “Sellers’ Closing Documents”), constitute the legal, valid, and binding obligations of the Sellers, enforceable against each Seller a party thereto in accordance with their respective terms except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity).  Each of the Company and each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and such Sellers’ Closing Documents.

(b)           Except as set forth in Part 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(i)            Contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

(ii)           Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(iii)          Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental  Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)          Cause the Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

(v)           Materially contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or adversely modify, any Applicable Contract; or

(vi)          Result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company.

(c)           Except as set forth in Part 3.3 of the Disclosure Schedule, neither the Company nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.4         Capitalization.  The authorized equity securities of the Company consist of (a) Five Million (5,000,000) shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and (b) Fifteen Million (15,000,000) shares of common stock, no par value per share, of which Nine Million, Two Hundred Thousand (9,200,000) shares are issued and outstanding and constitute the Shares.  No legend or other reference to any purported Lien appears upon any certificate representing equity securities of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and are held of record by the respective Sellers as set forth on Schedule 3.1 attached hereto.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise become obligated to issue any capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.  There are no Contracts restricting or otherwise relating to the management of the Company, the voting rights or dividend rights of any Seller, or the disposition of the Shares of each Seller.  There are no Contracts otherwise granting any Person any right in respect of any of the Shares and there are no existing restrictions on the transfer of the Shares.  None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.  The Company does not own, nor does the Company have any Contract to acquire, any equity securities or other securities of any Person (other than Company) or any direct or indirect equity or ownership interest in any other business.

3.5         Financial Statements.  The Sellers have delivered to the Buyer unaudited balance sheets, statements of income and changes in shareholders’ equity of the Company (collectively, the “Financial Statements”) for each of the fiscal years 2004 through 2006 and the fiscal quarter ended March 31, 2007.  Such Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of the December 31, 2006 financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).  The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, and no financial statements of any Person other than the Company are required by GAAP to be included in the consolidated Financial Statements of the Company.

3.6         Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and materially complete records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of the Company, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. As of the date hereof, all of those books and records are in the possession of the Company.

3.7         Title to Assets; Liens.

(a)           The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements (except for assets held under capitalized leases disclosed in Part 3.7(a) of the Disclosure Schedule and personal property sold since the date of the most recent Financial Statements in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Financial Statements (except for personal property acquired and sold since the date of the most recent Financial Statements in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.7(a) of the Disclosure Schedule.

(b)           Except as set forth in Part 3.7(b) of the Disclosure Schedule, all material properties and assets reflected in the Financial Statements are free and clear of all Liens with the exception of Permitted Liens.

3.8         Names.  Part 3.8 of the Disclosure Schedule lists all names (whether legal, trade or d/b/a) used by the Company since January 1, 2001.

3.9         Products.

(a)           Except as set forth in Part 3.9(a) of the Disclosure Schedule: (i) no claim for product liability has been asserted against the Company and, to the Seller’s knowledge, no event has occurred which would be reasonably likely to give rise to the assertion of any such claim; (ii) there is no material deficiency or inadequacy in the manufacture, design or formulation of any of the products of the Company which would be reasonably likely to result in any such claim; and (iii) all products sold by the Company have been manufactured in material compliance with all applicable manufacturing and quality control procedures as required by any applicable Legal Requirements, including, without limitation, all applicable labeling, false advertising or consumer protection laws in existence on the Closing Date, including by way of example, California’s Proposition 65 (California Health and Safety Code Sections 25249.6 et. seq.).

(b)           Except as set forth in Part 3.9(b) of the Disclosure Schedule: (i) all products and services sold by the Company (and the delivery thereof) have been  produced, sold and/or delivered in material conformity with all applicable contractual commitments and all applicable expressed or implied warranties and all applicable Legal Requirements; and (ii) no liability for any warranty claims exists for the repair, replacement or return thereof or other damages in connection with such services, sales or deliveries, except for any such claims incurred in the Ordinary Course of Business consistent in amount and character with past experience of the Company and as disclosed to Buyer prior to the date hereof.  Part 3.9(b) of the Disclosure Schedule also sets forth a complete list of all material product returns since January 1, 2004, current return authorizations, a description of each such returned product or return authorization, its dollar value, and the reason for return.

3.10       Inventory.  Part 3.10 of the Disclosure Schedule sets forth a complete list of all inventory of the Company, current as of three (3) days prior to the Closing Date, which list includes the following information for each item of inventory: (a) item description; (b) quantity; (c) batch number; (d) value; (e) expiration date; and (f) location.  All such inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis.  Except as set forth on Part 3.10 of the Disclosure Schedule, all inventory has a shelf life of at least eighteen (18) months, and the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are, to the Seller’s Knowledge, adequate and reasonable in the present circumstances of the Company.

3.11       Customers; Suppliers; Agents.  Part 3.11 of the Disclosure Schedule sets forth, with respect to the period from January 1, 2004 through December 31, 2006, a list of (a) the customer name and dollar amount derived from each of the five (5) largest (based on dollar amounts purchased from the Company) customers of the Company; (b) the supplier name and dollar amount purchased from the ten (10) largest (based on dollar amounts purchased by the Company) suppliers of the Company and (c) the top (10) largest (based upon dollar amounts of revenue generated by such entities) agents or intermediaries who transact business with the Company.  Neither the Company nor any Seller has any reason to believe or has received any notice or indication of the intention of any of the customers, suppliers or third parties to any Applicable Contracts of the Company to cease doing business or reduce in any respect the business transacted with the Company (including discontinuing any item for sale) or to terminate or modify any agreements with the Company (whether upon consummation of the transactions contemplated hereby or otherwise).  Part 3.11 of the Disclosure Schedule sets forth, with respect to the period from January 1, 2006 to December 31, 2007, all special or other promotions and retail co-operative promotion programs of the Company relating to the sale, marketing or distribution of the Company’s products.

3.12       Accounts Receivable.  All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  The

Accounts Receivable will be collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are reasonable and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, do not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Part 3.12 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the most recent Financial Statements, which list sets forth the aging of such Accounts Receivable.

3.13       No Undisclosed Liabilities.  Except as set forth in Part 3.13 of the Disclosure Schedule, or on the most recent balance sheet included in the Financial Statements, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that would be required by GAAP to be reflected on a balance sheet except for (a) liabilities or obligations reflected or reserved against in the Financial Statements, (b) non-material current liabilities incurred in the Ordinary Course of Business since March 31, 2007, and (c) liabilities incurred in the Ordinary Course of Business since March 31, 2007, which are required by GAAP to be reflected on a balance sheet.

3.14       Real Estate.  Part 3.14 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company (collectively, the “Real Estate”).  The Sellers have delivered to the Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Estate, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Sellers or the Company and relating to such Real Estate.  Except as set forth in Part 3.14 of the Disclosure Schedule:

(a)       Neither the Real Estate nor the Company’s use thereof is in violation of any applicable Legal Requirement;

(b)       The Real Estate is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, zoning laws and other land use restrictions that impair the present or anticipated use of the Real Estate;

(c)       There are no imperfections of title which detract from the value or impair the use of the Real Estate subject thereto, or impair the operations of the Company; and

(d)       All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the Real Estate and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.15       Condition and Sufficiency of Assets.  The buildings, plants, structures, and equipment owned, leased, or used by the Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excluded), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.16       Taxes.

(a)       The Company made a valid election to be taxed as an S-Corporation within the meaning of Code Sections 1361 and 1362 effective as of February 13, 1997 and has not, at any time, revoked such election.  Since the date of such election, the Company has been an S-Corporation at all times up to and including the Closing Date.

(b)       All Tax Returns of the Company due prior to the Closing Date have been timely and properly filed, are true, correct and complete in all material respects and properly reflect the Tax liability of the Company.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Returns.  All Taxes and withholding amounts due and payable by the Company prior to the Closing Date have been paid in full.  The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  No claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Part 3.16(b) of the Disclosure Schedule contains a complete and accurate list of all audits of all Tax Returns of the Company and of the Sellers related to the Company’s income allocated to the Sellers including a reasonably detailed description of the nature and outcome of each audit.  The provision made for Taxes on the Financial Statements is sufficient for the payment of all accrued and unpaid Taxes payable by the Company for the periods ending on such dates and for all periods prior thereto.  The accrual for Taxes on the Closing Date Balance Sheet will reflect all Taxes payable by the Company as a result of its operations for the period ending on the Closing Date but not yet paid and will be sufficient for the payment of all Taxes due or to become due for such period.  The Company does not have any liability, in respect of periods ending on or before the Closing Date, for unpaid Taxes in excess of amounts that are both (i) set forth as reserves for Taxes established on the Closing Date Balance Sheet and (ii) taken into account in calculating Working Capital.  No Seller or officer of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No Tax deficiencies have been proposed in writing or assessed against the Company.  There are no pending or, to the Sellers’ Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes and there are no matters under discussion with any Governmental Bodies with respect to Taxes.  The Company has delivered or made available to Buyer complete and accurate copies of federal, state and local Tax Returns of the Company and its predecessors for the years ended December 31, 2001, 2002, 2003, 2004, and 2005 and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any predecessors since December 31, 2001, with respect to Taxes of any type.  Neither the Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax authority.  No Tax Liens (other than Liens for

Taxes not yet due and payable) have been filed on any asset owned by the Company.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company’s assets caused by an election under Code Section 338(h)(10).  The Company has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a qualified Subchapter S subsidiary.

(c)       The Company has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by Contract, or otherwise.  The Company has not been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which is the Company).

(d)       There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and the Company is not bound by any such Tax sharing agreements or similar arrangements nor does the Company have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(e)       The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since January 1, 2001.

(f)        The Company (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise that occurs on or prior to the Closing Date; (iii) has not made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax–exempt bond financed property or tax–exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code; (v) has not made and will not make a consent dividend election under Section 565 of the Code; and (vi) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g)       The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), and (v) is not a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h)       The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country or, in any country which does not have a Tax treaty or convention with the United States of America, defined as having sufficient contacts, whether physical or otherwise, with or in the country such that the Company incurred any liabilities for Tax or any obligation to file a Tax Return in such jurisdiction.

(i)        The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§ 1.6011 4(b)(2) or 301.6111 2(b)(2).  If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(j)        The Company has not entered into any transaction, including, without limitation, any installment sale or open transaction, that will require the recognition of income after the Closing Date.

3.17       No Material Adverse Effect.  Except as set forth in Part 3.17 of the Disclosure Schedule, between December 31, 2006 and the Closing Date, (a) there has not been a Material Adverse Effect on the business, operations, properties, assets, or condition of the Company, and (b) no event has occurred or circumstances exist that would be reasonably likely to result in a Material Adverse Effect.

3.18       Employees.  Except as set forth in Part 3.18 of the Disclosure Schedule:

(a)       The Company has provided Buyer under separate cover a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; address; job title; current base salary level and target performance bonus, if any and any change in compensation since January 1, 2006; vacation, sick leave, or paid time off accrued; and date of hire.

(b)       No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way materially and adversely affects (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Sellers or the Company by any such employee or director. To the Sellers’ Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

(c)       There are no contracts, agreements, plans or arrangements covering any employee or former employee of the Company with “change of control” or similar provisions (each, a “Change of Control Arrangement”).  There is no Contract, agreement, plan or arrangement covering any employee or former employee of the Company that individually or collectively could give rise to the payment of any amount in connection with the transactions contemplated by this Agreement that would not be deductible pursuant to the terms of Section 280G of the Code.  Neither the Company nor any ERISA Affiliate has incurred any liability under the Worker Adjustment and Retraining Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event.

(d)       Part 3.18 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits under any Company Employee Plan or for which the Company has any ongoing liability in the future: name, amount of pension benefit, pension option election, eligibility for retiree medical insurance coverage, eligibility for retiree life insurance coverage, and other benefits.

3.19       Labor Practice; Labor Relations.

(a)       The Company (i) is in material compliance with all applicable federal, state, and local laws, rules, and regulations respecting employment and employment practices (including terms and conditions of employment, wages and hours), (ii) is not liable for any arrears of wages or any taxes or any penalty to the extent any such wages, taxes or penalties are material for failure to comply with any of the foregoing, (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, or other benefits for employees or former employees of the Company, except for the routine claims for such benefits currently pending as set forth on Part 3.19 of the Disclosure Schedule, and (iv) is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act.

(b)       The Company has not been nor is it a party to any collective bargaining or other Contract with organized labor. There has not been, there is not presently pending or existing, and there is not threatened, (i) any organized and concerted strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other material labor or employment dispute against or affecting any of the Company or their premises, or (iii) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could reasonably provide the basis for any work stoppage or other material labor dispute.  There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, workers’ compensation and plant closing.  The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.20       Employee Benefits

(a)       With respect to the Company’s Employee Plans, Part 3.20(a) of the Disclosure Schedule sets forth a true and complete list of all bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements for which the Company may have liabilities to current or former participants, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or materially relate to any or all current or former employees of the Company and any other entity (“ERISA Affiliate”) related to the Company under Section 414(b), (c), (m) and (o) of the Code (the “Employee Plans”).  With respect to each Employee Plan, the Company has furnished to the Buyer, to the extent applicable, true and complete copies of (i) all such Employee Plan documents, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the most recent application for determination filed with the Internal Revenue Service, (iv) the latest actuarial valuations, (v) the latest financial statements, (vi) the latest Form 5500 Annual Report, including all Schedules and Attachments thereto, (vii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, (viii) all Summary Plan Descriptions and summaries of material modifications and all material modifications thereto communicated to employees, and (ix) in the case of stock options or stock appreciation rights issued under any Employee Plan which is a stock option or stock appreciation rights plan, a list of holders, dates of grant, number of shares, exercise price per share and dates exercisable.

(b)       Each of the Employee Plans is, and has been, operated in accordance with its material terms and each of the Employee Plans, and administration thereof, is, and has been, in material compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to ERISA and the Code.  Each Employee Plan and its related trust which is intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified and has received a determination or opinion letter from the Internal Revenue Service, and nothing has occurred to the Seller’s Knowledge to cause the loss of such qualification.  Each Employee Plan which is intended to be exempt under Section 501(c)(9) or 501(c)(17) of the Code satisfies the requirements for such exemption, so qualifies in form and in operation, and meets, or has satisfied, the requirements of Section 505(c) of the Code and the regulations thereunder.  All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code.  Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 204(h), Section 606 or Section 4043 of ERISA or Section 4980B of the Code, have been appropriately given.

(c)       With respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been made in full or have otherwise been accrued on the Company’s financial statements or records.  Subject only to normal retrospective adjustments in the ordinary course, all insurance premiums, including, but not limited to, premiums to the Pension Benefit Guaranty Corporation (the “PBGC”), have been paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date.  As of the Closing Date, none of the Employee Plans subject to Title IV of ERISA has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.  Neither the Company nor any ERISA Affiliate has an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or any liability under Section 4971 of the Code.  No waivers of the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA have been requested or obtained by the Company or any ERISA Affiliate.

(d)       With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Employee Plans, the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”), including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan, and (iii) none of the Sellers, the Company or any Fiduciary has any Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits, grievances, arbitration or other manner of litigation, or claims with respect to any Employee Plan.  Neither the Company nor its directors, officers, or employees, or any Fiduciary has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

(e)       None of the Employee Plans are subject to Title IV of ERISA.  No amendment has been adopted which would require the Company or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.  Neither the Company nor any ERISA Affiliate has any liability for (i) any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, or (ii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code.  None of the Employee Plans provides for any unpredictable contingent event benefit (as that term is defined in Section 302(d)(7)(B) of ERISA or Section 412(1)(7)(B) of the Code).

(f)        Neither the Company nor any ERISA Affiliate has (or has had) an obligation to contribute to any multi-employer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code (“Multi-Employer Plan”).

(g)       Except as disclosed in Part 3.20(g) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains, contributes to, or has any liability (fixed, contingent or otherwise) for medical, health, life, or other welfare benefits for terminated employees or for present employees after termination of their employment (other than any welfare benefits provided in compliance with Section 4980B of the Code, Section 601 of ERISA or other applicable law).  The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of the Company.

3.21       Compliance with Legal Requirements.  Except as set forth in Part 3.21 of the Disclosure Schedule:

(a)       The Company is, and at all times has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use by the Company of any of its assets.

(b)       No event has occurred that (with or without notice or lapse of time) would be reasonably likely to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any material Legal Requirement,; and

(c)       The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement.

3.22       Governmental Authorizations.

(a)       Part 3.22(a) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.22(a) of the Disclosure Schedule is valid and in full force and effect.

(b)       Except as set forth in Part 3.22(b) of the Disclosure Schedule:

(i)            The Company’s current operations comply in all material respects with all of the applicable terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.22(b) of the Disclosure Schedule;

(ii)           No event has occurred that would be reasonably likely to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to materially comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.22(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.22(b) of the Disclosure Schedule;

(iii)          The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person with appropriate standing regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

(iv)          All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.22(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and

(v)           The Governmental Authorizations listed in Part 3.22(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently own and use such assets.

3.23       Legal Proceedings; Orders.

(a)       Except as set forth in Part 3.23 of the Disclosure Schedule, there is no pending Proceeding (i) that has been commenced by or against the Company or that otherwise relates to or would be reasonably likely to materially and adversely affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b)       Except as set forth in Part 3.23 of the Disclosure Schedule, (i) no Proceeding has been threatened against the Company and (ii) to the Knowledge of the Sellers, no event has occurred that would be reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Proceedings listed in Part 3.23 of the Disclosure Schedule, other than the BSN Litigation, CE2 Claims, and Iovate Litigation will not have a Material Adverse Effect on the business, operations, assets, or condition of the Company.

(c)       Except as set forth in Part 3.23 of the Disclosure Schedule, (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject; (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and (iii) no officer, director,  or to the Sellers’ Knowledge, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(d)       Except as set forth in Part 3.23 of the Disclosure Schedule, (i) the Company is, and has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) no event has occurred that would be reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and (iii) the Company has not received any notice or other communication (whether oral or written) from any  Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.24       Absence of Certain Changes and Events.  Except as set forth in Part 3.24 of the Disclosure Schedule, since October 5, 2006, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a)       Distributions, dividends declared or any other payments made to (other than any payment to employees, which are covered by subsection (b) below), transactions with, the Sellers or any Affiliates (other than tax distributions or dividends);

(b)       Payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee other than (i) payments pursuant to employment arrangements prior to such date or (ii) payment of any year-end bonuses consistent with historical standards and in the Ordinary Course of Business;

(c)       Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company except as required by law or pursuant to the terms of any plan or arrangement in effect prior to such date;

(d)       Entry into any employment, severance, or similar Contract with any director, officer, or employee, other than in the Ordinary Course of Business;

(e)       Capital expenditures exceeding Fifty Thousand Dollars ($50,000);

(f)        Payments to any of the Company’s vendors, suppliers or service providers or any other third party, except in the Ordinary Course of Business and consistent with past practice or to increase inventory in anticipation of sales to GNC;

(g)       Change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (other than tax distributions or dividends);

(h)       Amendment to the Organizational Documents of the Company;

(i)        Damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, or financial condition of the Company, taken as a whole;

(j)        Entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a remaining commitment by or to the Company outside the Ordinary Course of Business;

(k)       Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(l)        Cancellation or waiver of any claims or rights materially and adversely affecting the properties, assets, business, or financial condition of the Company;

(m)      Material change in the accounting methods used by the Company;

(n)       Filing of any Proceeding or any failure to respond to or prosecute any pending Proceeding; or

(o)       Agreement, whether oral or written, by the Company to do any of the foregoing.

3.25       Contracts; No Defaults.

(a)       Part 3.25(a) of the Disclosure Schedule contains a complete and accurate list, and the Sellers have delivered to the Buyer true and complete copies, of the Contracts listed below.  Part 3.25(a) of the Disclosure Schedule also sets forth the name, date, and parties to each of the Contracts listed below:

(i)            Each Applicable Contract that involves performance of services or delivery of goods or materials by the Company involving amounts in excess of Fifty Thousand Dollars ($50,000) per calendar year;

(ii)           Each Applicable Contract that was not entered into in the Ordinary Course of Business;

(iii)          Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract materially affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iv)          Each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets (excluding the Company’s standard forms of non-disclosure and assignment of inventions agreements and “off the shelf” or “shrink wrap” license agreements);

(v)           Each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vi)          Each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii)         Each Applicable Contract containing covenants that in any way purports to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(viii)        Each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)           Each power of attorney that is currently effective and outstanding;

(x)            Each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xi)           Each Applicable Contract for unfulfilled capital expenditures;

(xii)          Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiii)         Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing contracts listed on Part 3.25 of the Disclosure Schedule.

(b)       Except as set forth in Part 3.25(b) of the Disclosure Schedule:

(i)            No Seller (and no Related Person or Affiliate of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(ii)           No officer or director and to the Sellers’ Knowledge, no agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)       Except as set forth in Part 3.25(c) of the Disclosure Schedule, each Contract identified or required to be identified in Part 3.25(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable against the Company and, to the Sellers’ Knowledge, the other parties thereto, in each case, in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity).

(d)       Except as set forth in Part 3.25(d) of the Disclosure Schedule:

(i)            The Company is in material compliance with all applicable terms and requirements of each Applicable Contract under which the Company has  any material obligation or liability or by which the Company or any of the assets owned or used by the Company is  bound;

(ii)           To the Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Applicable Contract under which the Company has or had any rights is in material compliance with all applicable terms and requirements of such Applicable Contract;

(iii)          No event has occurred that (with or without notice or lapse of time) would reasonably be likely to materially contravene, conflict with, or result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)          The Company has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

(e)       There are no renegotiations of, attempts to renegotiate, or outstanding express rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and the Company has not received any, written demand for such renegotiation from any such Person.

(f)        The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and to the Sellers’ Knowledge, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.26       Insurance.

(a)       The Sellers have delivered to the Buyer (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of the Company’s Financial Statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)       Part 3.26(b) of the Disclosure Schedule describes (i) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company that would ordinarily be covered by a Company insurance policy; and (ii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)       Part 3.26(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the four (4) preceding policy years (i) a summary of the loss experience under each policy; and (ii) a statement describing each claim under an insurance policy which sets forth the name of the claimant, a description of the policy by insurer, type of insurance, and period of coverage; and the amount and a brief description of the claim.

(d)       Except as set forth on Part 3.26(d) of the Disclosure Schedule:

(i)            All policies to which the Company is a party or that provide coverage to any Seller, the Company, or any director or officer of the Company: are valid, outstanding, and enforceable, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity); are issued by an insurer that is financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company are normally exposed; are sufficient for compliance in all respects with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; will continue in full force and effect immediately following the consummation of the transactions contemplated herein; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)           Neither the Company nor any Seller has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)          The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director or officer thereof.

3.27       Environmental Matters  Except as set forth in Part 3.27 of the Disclosure Schedule:

(a)       To the Sellers’ Knowledge, Seller has not caused or contributed to the existence of Hazardous Substances at, on, in, above or under the Real Estate;

(b)       The Company has not received any written notice from any Governmental Body or any third party notifying it of (i) any Hazardous Substances which have been generated, treated, stored, handled or removed from or disposed of on the Real Estate not in compliance with Environmental Laws, or (ii) any Hazardous Substance which has migrated on, in, under, or to the Real Estate from any adjacent property or which has migrated, emanated or originated from the Real Estate onto any other property or (iii) any violation of any Environmental Law with respect to the Company or the Real Estate;

(c)       The Company has obtained all necessary Governmental Authorizations required for the operation of the Company’s business;

(d)       The Company has not entered into any contract providing for the assumption of (i) any liability of any other Person under any Environmental Law, or (ii) any obligation to investigate, remove, remediate or otherwise clean-up any Hazardous Substances;

(e)       There are no Environmental Claims with respect to the Company or to the Seller’s Knowledge, the Real Estate; and

(f)        Part 3.27 of Disclosure Schedule sets forth a list of all Environmental Claims, reports, studies, assessments and audits or the like of, in the possession of or available to the Company or the Sellers with respect to any environmental matter associated with the Company’s business, the Real Estate or any of the Company’s assets.

3.28       Intellectual Property.

(a)       Part 3.28(a) of the Disclosure Schedule sets forth a true and complete list of:  (i) all U.S. and foreign issued patents, and all pending applications relating to same, and all reissues, divisions, continuations, continuations-in-part and extensions of them (the “Patents”); (ii) all registered trademarks, registered service marks, registered trade dress, trademark, service mark, and trade dress applications, unregistered trademarks and service marks, trade names, trade dress, logos and designs (the “Trademarks”); (iii) all registered copyrights and copyright applications and all renewals and extensions thereof (the “Copyrights”); (iv) all registered domain names and domain name applications and all renewals and extensions thereof (the “Domain Names”); and (v) a general identification of all the Company’s trade secret rights and all other rights in or to confidential business or technical information and know-how including, without limitation, unpatented inventions, discoveries, technical information, plans, drawings, blueprints, specifications, new product development information, formulas, recipes, mixtures and vendor and customer lists (are referred to as the “Trade Secrets”) (the Patents, Copyrights, Trademarks, Domain Names and Trade Secrets collectively, the “Intellectual Property,” and all Intellectual Property owned by the Company constituting the “Company IP”).

(b)       The Sellers have delivered to the Buyer true, correct and complete copies of all such Patents, registered Trademarks, Copyright registrations and Domain Name registrations pertaining to the Company IP.

(c)       Part 3.28(c) of the Disclosure Schedule sets forth all licenses, development agreements, research agreements, joint venture agreements, franchises and permits granted by or to the Company and all other Contracts to which the Company is a party, which (i) create rights (whether or not currently exercisable) in the Company with respect to any Intellectual Property of a third party (other than any “off the shelf” or “shrink wrap” licenses) or (ii) create rights (whether or not currently exercisable) in any third party with respect to any Intellectual Property of the Company, (hereinafter collectively referred to as “Licenses”).  Part 3.28(c) of the Disclosure Schedule sets forth all royalty payments made to or by the Company under the Licenses since January 1, 2004.

(d)       The Sellers have delivered to the Buyer true, correct and complete copies of all such licenses, development agreements, research agreements, joint venture agreements, franchises and permits granted by or to the Company and all other Contracts listed on Part 3.28(c) of the Disclosure Schedule.

(e)       (i) The Company is the sole and exclusive owner, free and clear of all Liens, of all right, title and interest in the Company IP, and the Company has the absolute right to use and assign those rights without seeking the approval or consent of any third party and without payments to any third party; (ii) all registrations for each item of Company IP that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks and all applications for any of the foregoing (the “Registered Company IP”) and applications for the Company IP are in full force and effect and all Company IP is valid, subsisting and enforceable; (iii) there are no existing or, to the Sellers’ Knowledge, threatened claims or Proceedings by any Person relating to the use by the Company of the Company IP, challenging its ownership of the same or challenging the validity or enforceability of the same; (iv) none of the Company IP is subject to any outstanding Order, written restriction, or Contract declaring any of it abandoned, invalid or unenforceable; provided, with respect to Company IP not owned by the Company, this representation and warranty is made to the Sellers’ Knowledge; (v) to the Sellers’ Knowledge, no third parties have infringed  the Company IP, and no investigations are pending concerning such infringement; (vi) except for the Licenses, the Company has not granted any license, franchise, permit or other right (including covenants not to sue) to any third party to use any of the Company IP; and (vii) the Company is not bound by, and no Company IP is subject to, any Contract, outstanding Order, or written restriction containing any covenant or other provision that limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world.

(f)        To the Sellers’ Knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of third parties, and neither the Company nor any Seller has received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation or has any reason to believe such a charge, complaint, claim or notice may be forthcoming.

(g)       The Company IP or Intellectual Property licensed by the Company from third parties pursuant to the Licenses as well as any other third party components purchased by the Company and incorporated in the Company’s products, constitute all Intellectual Property and proprietary rights necessary for the conduct of the Company’s business as presently conducted, including the design, manufacture, license and sale of all products currently under development or in production and all such Intellectual Property and proprietary rights are free and clear of any and all Liens.  The Company is in compliance with all Intellectual Property Licenses and except as set forth in Part 3.28(g) of the Disclosure Schedule, no consent is required to transfer any Intellectual Property Licenses or to consummate the transactions contemplated herein.

(h)       Except as set forth in Part 3.28(h) of the Disclosure Schedule, the Company has taken all commercially reasonable steps to (i) protect and enforce its rights in the Company IP and (ii) maintain the confidentiality of all information that constitutes a Trade Secret of the Company or confidential information of third parties for which the Company owes a duty of confidentiality.  Except as set forth in Part 3.28(h) of the Disclosure Schedule, each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property to the Company and confidentiality provisions protecting the Company IP.  No current or former shareholder officer, director or employee of the Company has asserted any claim, right (whether or not currently exercisable), or interest in or to any Company IP.  No employee of the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality.

(i)        Except as set forth in Part 3.28(i) of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement (i) will not result in the loss or impairment of Company’s right in or to any of the Company IP or the Company’s current interest in the Intellectual Property of any third party or (ii) will not give rise to any right of any third party to terminate or alter any of Company’s rights in or to any of the Company IP or the Company’s current interest in the Intellectual Property of any third party.

(j)        All computer software (excluding “off-the-shelf” or “shrink-wrap” software, but including, without limitation, all object and source code for any website or website server) that is currently owned by the Company or under a valid license to the Company and that is material to the operation of the Company’s business (collectively, the “Software”) is set forth on Part 3.28(j) of the Disclosure Schedule.  All Software performs in all material respects accordance with the documentation and other written material used in connection with such Software and is free of material defects in programming and operation, is in machine-readable form, contains all current revisions of such Software and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software.  The Company has delivered to the Buyer complete and correct copies of all user and technical documentation relating to the Software that is in its possession.  Neither Sellers nor the employees of the Company or agents thereof, has developed or assisted in the enhancement of the Software, except for enhancements included in the Software to be retained by the Company after the Closing Date.  The Company owns or has a valid right to use all right, title and interest in and to the Software, free and clear of all Liens.  The Company has not received any overt communication alleging  that the Company’s use of the Software infringes the rights of any third party.  The Company does not have any obligation to compensate any person for the development, use or exploitation of the Software other than in connection with licenses pertaining to Software that is licensed in to the Company, nor has the Company granted to any other person or entity any license, option or other rights to develop, use or exploit in any manner the Software, whether requiring payment of royalties or not.  Seller has taken all appropriate measures to protect the confidential and proprietary nature of the Software, including without limitation, the use of confidentiality agreements with all of its employees having access to the Software source and object code.  There have been no patents applied for and no copyrights registered for any part of the Software.  There are no trademark rights of any person or entity in the name given to the Software or by which it is known.  All copies of the Software embodied in physical form have been delivered to or made available to the Buyer.

3.29       Accounts; Safe Deposit Boxes.  Part 3.29 of the Disclosure Schedule sets forth a true, correct and complete list of the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and all persons authorized to sign thereon. The Company has provided to Buyer true, correct and complete copies of all corporate borrowing, depository and transfer resolutions.

3.30       Certain Payments.  Neither the Company nor any director or officer of the Company, nor to the Sellers’ Knowledge, any employee or consultant of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.31       Disclosure.

(a)           No representation or warranty of the Sellers or the Company in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           There is no fact known to any Seller that has specific application to any Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

3.32       Relationships with Related Persons and Affiliates.  Except as set forth in Part 3.32 of the Disclosure Schedule, no Seller or any Related Person or Affiliate of the Sellers or of the Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. No Seller or any Related Person or Affiliate of the Sellers or of the Company is an owner of, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Company, or (b) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company. Except as set forth in Part 3.32 of the Disclosure Schedule, no Seller or any Related Person or Affiliate of the Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.33       No Existing Discussions.  Neither the Company nor any of the Sellers, nor any of their respective Representatives, is engaged, directly or indirectly, in any discussions or negotiations with any other Person (other than the Buyer) relating to the acquisition transaction contemplated herein.

3.34       Brokers or Finders.  Except as set forth in Part 3.34 of the Disclosure Schedule, the Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.35       No Actual Knowledge.  No executive officer of the Company has actual knowledge of facts, omission of facts, or occurrences as of the Closing Date which would constitute the basis for maintaining a successful a claim of indemnity of the Sellers against the Buyer under Article 8 of this Agreement.

3.36       Warranties Survive Closing.  Notwithstanding any investigation by or information supplied to the Buyer, the warranties and representations of the Sellers contained herein and in any document delivered pursuant hereto, are true and correct on the date hereof and shall survive for a period of two (2) years following the Closing Date; provided, however, that (a) the representations and warranties contained in Section 3.9 hereof shall survive for a period of three (3) years and six (6) months following the Closing Date, (b) the representations and warranties contained in Sections 3.3, 3.16 and 3.27 hereof shall survive until the expiration of the applicable statute of limitations period, and (c) the representations and warranties contained in Sections 3.1 and 3.4 hereof shall survive indefinitely.  Any claim for indemnification under Article 8 hereof made in writing prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers as follows:

4.1         Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2         Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the transactions contemplated herein by the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated herein pursuant to (i) any provision of the Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of the Buyer; (iii) any Legal Requirement or Order to which the Buyer may be subject; or (iv) any Contract to which the Buyer is a party or by which the Buyer may be bound.

(c)           Except as set forth in Schedule 4.2, the Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

4.3         Investment Intent.  The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4         Certain Proceedings.  There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein. To the Buyer’s Knowledge, no such Proceeding has been threatened.

4.5           Brokers or Finders.  The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Sellers harmless from any such payment alleged to be due by or through the Buyer as a result of the action of the Buyer or its officers or agents.

4.6           No Actual Knowledge.  No executive officer of the Buyer has actual knowledge of facts, omission of facts, or occurrences as of the Closing Date which would constitute the basis for maintaining a successful a claim of indemnity of the Buyer against the Sellers under Article 8 of this Agreement.

4.7           Warranties Survive Closing.  Notwithstanding any investigation by or information supplied to the Sellers, the warranties and representations of the Buyer contained herein are true and correct on the date hereof and shall survive for (a) the same period as the applicable statute of limitations plus ninety (90) days with respect to any claim by the Sellers based on a claim or action by a third party and (b) a period of two (2) years following the Closing Date with respect to any other claim by the Sellers.  Any claim for indemnification under Article 8 hereof made in writing prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not submitted in writing prior to the expiration of such survival period shall be deemed to have been waived

ARTICLE 5
POST-CLOSING COVENANTS

5.1           Company Status.  The parties acknowledge and agree that following the completion of the transactions contemplated herein and at least until the completion of the Incentive Payment Period, the Company shall be a wholly-owned subsidiary of the Buyer.

5.2           Company Management.  During the Incentive Payment Period, Edward A. Byrd shall be employed as the Chairman and head of research and development of the Company in accordance with the Employment Agreement (as defined below).

5.3           Company Operations.  Throughout the Incentive Payment Period, the Company shall be operated as a wholly-owned subsidiary and business of the Buyer.  At all times during the Incentive Payment Period, (a) the Buyer shall use commercially reasonable efforts to maximize the revenue and EBIT of the Company, (b) the Company shall be operated as a going concern, and (c) the Company shall have a board of directors consisting of three (3) members (the “Company Board”), of which two (2) board members shall be appointed by the Buyer and the third board member shall be Edward A. Byrd.

5.4           Company Financial Plan.  The Buyer and the Sellers’ Agent shall use commercially reasonable efforts to develop a mutually acceptable financial plan for the Company for the Incentive Period (the “Company Financial Plan”).  The Buyer and the Sellers’ Agent shall use their commercially reasonable efforts to develop and agree upon the initial Company Financial Plan within ninety (90) days of the Closing Date.  The Company Financial Plan shall include, without limitation, (a) the Buyer’s obligations with respect to its level of support and investment in the Company, subject to the Company’s achieving its performance targets, (b) various goals, milestones and performance targets related to the Company’s performance, including, without limitation, revenue and EBIT targets, and (c) the Company’s obligations with respect to marketing and research and development expenditures, etc., all of which shall be set forth on a quarter-by-quarter basis commencing as of the Closing Date and continuing until the third anniversary of the Closing Date.  The Company Financial Plan shall be updated and revised every six (6) months.

5.5           Change of Control.  If, on the date of any proposed Change of Control during the Incentive Payment Period, the Company has achieved greater than eighty percent (80%) of its most recent EBIT target set forth on the Company Financial Plan as of such date, the Buyer may only consent to and enter into and consummate such Change of Control if the proposed acquirer or successor in such Change of Control agrees to adhere to the Company Financial Plan and assume the Buyer’s financial support and investment obligations thereunder for the remainder of the Incentive Payment Period, provided that the Company continues to achieve at least eighty percent (80%) of its EBIT target set forth in the Company Financial Plan.

5.6           Responsibility for Litigation Costs.  The Sellers hereby acknowledge and agree that the Sellers shall be solely responsible for the prosecution and defense and for all costs, fees, expenses, claims, damages, liabilities and obligations of any kind whatsoever arising from or related to the BSN Litigation, the CE2 Claims, the Iovate Litigation, the Kathy Williams Claims, or any legal claim connected to, related to, or associated with the Adverse Event Report (any such claims, “Adverse Event Report Claims”) including, without limitation, any and all investigation expenses, filing fees, court costs, attorneys’ fees, arbitrator fees, or liabilities that may be incurred as a result of any settlement, penalty, fine, judgment, or other disposition of the BSN Litigation, the CE2 Claims, the Iovate Litigation, the Kathy Williams Claims, or the Adverse Event Report Claims regardless of when such costs, fees, expenses, claims, damages, liabilities or obligations are incurred.  The Buyer, at its own expense shall have the right to monitor the BSN Litigation, the CE2 Claims, the Iovate Litigation, the Kathy Williams Claims, and/or the Adverse Event Report Claims, and the Sellers agree to cooperate with the Buyer’s monitoring rights, including advising counsel for such matters to cooperate and update the Buyer, advise of and permit attendance by the Buyer or its representatives in proceedings or meetings relating to such litigation.  Prior to any settlement of the BSN Litigation, the CE2 Claims, the Iovate Litigation, the Kathy Williams Claims, and/or the Adverse Event Report Claims, the Sellers shall obtain the written consent of the Buyer to the proposed terms of any settlement which consent shall not be unreasonably withheld, delayed or conditioned.

5.7           Use of the Other Party’s Proprietary Rights.  During the Incentive Payment Period, neither the Buyer or its Affiliates other than the Company, on the one hand, nor the Company, on the other hand, shall use (including, without limitation, via any joint marketing or selling activities) the other party’s formulas, trademarks or patent rights in any products sold by such party without the prior written agreement of the other party regarding compensation for such use.

5.8           Corporate Services.  During the Incentive Payment Period, to the extent requested by the Sellers’ Agent on behalf of the Company, the Buyer and its Affiliates will use commercially reasonable efforts to enter into agreements with the Company relating to the provision of corporate services that may be available from such parties, and the Company shall be charged reasonable rates for such services.

ARTICLE 6
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by the Buyer hereunder is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

6.1           Accuracy of Representations.  All of the Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

6.2           Sellers’ Performance.  All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement on or prior to the Closing Date (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

6.3           Sellers’ Deliverables.  The Sellers shall have delivered the following to the Buyer, each of which shall be in full force and effect:

(a)          Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer;

(b)         A certificate of status with respect to the Company, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of the Company, which certificate shall indicate that the Company is in good standing in such jurisdiction;

(c)          Certificates of status with respect to the Company, each dated within thirty (30) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of the Company) in which the Company’s failure to be duly qualified or licensed would have a Material Adverse Effect, which certificates shall indicate that the Company is in good standing in such jurisdictions;

(d)         Releases in the form of Exhibit 6.3(d) executed by each Seller (each, a “Seller’s Release”);

(e)          A consent in the form of Exhibit 6.3(e) executed by the spouse of each Seller, as applicable (each, a “Spousal Consent”);

(f)          An employment agreement by and between the Company and Edward A. Byrd, dated as of the Closing Date, in the form of Exhibit 6.3(f), (the “Employment Agreement”);

(g)         A noncompetition agreement in the form of Exhibit 6.3(g) executed by Edward A. Byrd (the “Noncompetition Agreement”);

(h)         An escrow agreement by and between the Buyer, each Seller, and the Escrow Agent in the form of Exhibit 6.3(h), (the “Escrow Agreement”);

(i)           [Intentionally Omitted];

(j)           [Intentionally Omitted];

(k)          A certificate in the form of Exhibit 6.3(k), executed by the Secretary of the Company, attesting to and attaching copies of (i) the resolutions of Company’s board of directors authorizing the execution, delivery, and performance of this Agreement and authorizing specific officers of the Company to execute the same, and (ii) the Company’s Organizational Documents, as amended, modified, or supplemented to the Closing Date (the “Secretary’s Certificate”);

(l)           [Intentionally Omitted];

(m)         Resignations of the officers and directors of the Company, effective as of the Closing Date, except as contemplated by Section 5.2 or as the Buyer shall have directed to the contrary;

(n)         The Disclosure Schedule; and

(o)         Any other documents as the Buyer may have reasonably requested for the purpose of (i) evidencing the accuracy of any of the Sellers’ representations and warranties, (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Article 6, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

6.4           Consents.

(a)          Each of the Consents identified in Part 3.3 of the Disclosure Schedule, including without limitation, approval of the Company’s Board of Directors and shareholders to close the transaction contemplated herein, must have been obtained and must be in full force and effect.

(b)         Each of the filings required by Legal Requirements to be made by the Sellers or the Company in order to consummate the transactions contemplated herein shall have been made by the Sellers.

6.5           No Proceedings.  There must not be any proceeding commenced or threatened against the Company, or against any Person affiliated with the Company (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

6.6           No Claim Regarding Stock Ownership or Sale Proceeds.  There must not be any claim made or threatened by any Person asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares, in each case, that conflicts with the information provided in Schedule 3.1 hereto.

6.7           No Indebtedness.  Except as expressly provided in this Agreement, there shall not be any indebtedness owed to the Company by any Seller or any Related Person or any Affiliate of any Seller.

6.8           No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Person affiliated with the Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

ARTICLE 7
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligation to sell the Shares and to take the other actions required to be taken by the Sellers hereunder is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

7.1           Accuracy of Representations.  All of the Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be  accurate in all material respects as of the Closing Date.

7.2           Buyer’s Performance.  All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement on or prior to the Closing Date (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

7.3           Buyer’s Deliverables.  The Buyer shall have delivered the following to the Sellers’ Agent, each of which shall be in full force and effect:

(a)          An amount equal to the Closing Date Cash Payment, in cash or other immediately available funds, and the Closing Date Promissory Notes, to be allocated among the Sellers in accordance with each Seller’s Percentage Interest and Schedule 3.1 attached hereto;

(b)         The Employment Agreement, executed by the Company; and

(c)          The Escrow Agreement.

7.4           Delivery of Escrow Amount.  The Buyer shall have delivered the Escrow Amount, in cash or other immediately available funds, to the Escrow Agent.

7.5           Consents and Legal Requirements.

(a)          Each of the Consents identified in Section 4.2 must have been obtained and must be in full force and effect.

(b)         Each of the filings required by Legal Requirements to be made by the Buyer in order to consummate the transactions contemplated herein shall have been made by the Buyer.

7.6           Additional Documents.  The Buyer must have delivered to the Sellers such other documents as the Sellers may have reasonably requested for the purpose of (a) evidencing the accuracy of any representation or warranty of the Buyer, (b) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any obligation required to be performed or complied with by the Buyer, (c) evidencing the satisfaction of any condition referred to in this Article 7, or (d) otherwise facilitating the consummation of any of the transactions contemplated herein.

7.7           No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by the Sellers to the Buyer.

7.8           No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Company or any Person affiliated with the Company to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

ARTICLE 8
INDEMNIFICATION; REMEDIES

8.1           Survival; Right to Indemnification Not Affected by Knowledge.  All representations and warranties in this Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing Date as set forth in Sections 3.36 and 4.7.  The right to indemnification, payment of Losses or other remedy based on such representations and warranties will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8.2           Indemnification and Payment of Losses by the Sellers.  The Sellers will, jointly and severally, indemnify and hold harmless the Buyer, the Company, and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against, and will pay to the Buyer Indemnified Persons in accordance with Section 8.8 the amount of, any actual loss, liability, claim, damage (but specifically excluding incidental and consequential damages other than amounts paid to satisfy any judgments, settlements, restitution or disgorgement orders, refund claims, costs and expenses (including reasonable costs of investigation and defense and attorneys’ fees) and any actual loss, liability, claim or damage incurred as a result of relabeling or recalling products or refunding amounts paid by customers) or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Losses”), actually incurred by the Buyer Indemnified Parties as a direct result of:

(a)          Any breach of any representation or warranty made by the Sellers in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by the Sellers pursuant to this Agreement;

(b)         Any breach or nonfulfillment by any Seller of any agreement, covenant or obligation of such Seller in this Agreement;

(c)          Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated herein;

(d)         All Tax liabilities and obligations of the Company with respect to (i) all periods ending on or prior to the Closing Date; (ii) any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date; and (iii) any Taxes of any other Person for which the Company is liable, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise, excluding, in the case of clauses (i) through (iii), liabilities for Taxes that are both reserved on the face of the Closing Date Balance Sheet and taken into account in the calculation of Working Capital.  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date;

(e)          Any non-third party claim or third party claim for alleged non-compliance with applicable licensing, regulatory, labeling, false advertising or similar consumer protection laws, which is related to or associated with (i) the marketing and/or sales of the Company’s products prior to the Closing Date, (ii) the Company’s products in inventory at the Closing Date, and (iii) any future sales of the Company’s products in which liability is allegedly based on a marketing/labeling claim of the Company which has not been modified or altered from and after the Closing Date;

(f)          Any non-third party claim or third party claim for alleged non-compliance with California’s Proposition 65 (California Health and Safety Code Section 25249.6 et. seq.) or other comparable law which is related to or associated with (i) the marketing and/or sales of the Company’s products prior to the Closing Date, (ii) the Company’s products in inventory at the

Closing Date, and (iii) any future sales of the Company’s products for which the formula and the recommended daily intake has not been modified or altered from and after the Closing Date;

(g)         Any investigation, settlement, litigation, or arbitration arising from or related to the BSN Litigation, the CE2 Claims, the Iovate Litigation, the Kathy Williams Claims, or Adverse Event Report Claims; or

(h)         Until the expiration of the survival period in Section 3.36 herein with respect to representation and warranties in Section 3.27, any indemnification claims made against the Company under Section 7.6 of the 444 De Haro Office Lease, dated August 2, 2002, by and between Flynn Properties, Inc. and the Company, as amended or supplemented thereafter; (any such claims are hereinafter referred to as “Office Lease Claims”); provided, that the matters giving rise to such claims against the Company occurred or arose on or before the Closing Date.

8.3           Indemnification and Payment of Losses by the Buyer.  The Buyer will indemnify and hold harmless the Sellers and their respective successors, assigns and heirs (the “Seller Indemnified Persons”) from and against, and will pay to the Seller Indemnified Persons in accordance with Section 8.8 the amount of, any Losses actually incurred by the Seller Indemnified Persons as a direct result of:

(a)          Any breach of any representation or warranty made by the Buyer in this Agreement;

(b)         Any breach or nonfulfillment by the Buyer of any agreement, covenant or obligation of the Buyer in this Agreement; or

(c)          Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated herein.

8.4           Sellers’ Limitations on Indemnification.

(a)          Except with respect to fraud, willful misrepresentation or intentional misconduct, no Seller shall have any obligation to indemnify the Buyer and/or any other Buyer Indemnified Person for claims under Section 8.2 of this Agreement until the Buyer and/or any other Buyer Indemnified Person’s Losses exceed Fifty Thousand Dollars ($50,000) in the aggregate (the “Deductible”); provided, however, that once the Deductible has been exceeded, the Sellers will indemnify the Buyer and/or the other Buyer Indemnified Persons from and against only the Losses in excess of the Deductible amount; provided, further, that the Deductible shall not apply to Losses arising from (i) claims based upon the representations and warranties set forth in Sections 3.1, 3.3, 3.4, or 3.34 hereof, or (ii) any investigation, settlement, litigation, or arbitration arising from or related to the BSN Litigation, the CE2 Claims, the Iovate Litigation, or the Kathy Williams Claims.

(b)         Except with respect to fraud, willful misrepresentation or intentional misconduct, no Seller shall have any obligation to indemnify the Buyer and/or any other Buyer Indemnified Person for claims under Section 8.2 of this Agreement to the extent that Losses of the Buyer and/or the Buyer Indemnified Persons exceed an amount equal to ten percent (10%) of the Total Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to Losses arising from breaches of the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 3.9, 3.16, 3.21, 3.27 or 3.34 hereof.  The Sellers’ indemnification obligations under Article 8 with respect to any Losses arising from any breaches of the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 3.27 and 3.34 hereof, and with respect to any Losses arising from or related to the BSN Litigation, the CE2 Claims, the Iovate Litigation, any Office Lease Claims, any Adverse Event Report Claims, or any Kathy Williams Claims shall be limited, in the aggregate, to an amount equal to the Total Purchase Price paid by the Buyer under Article 2.  The Sellers’ indemnification obligations under Article 8 with respect to any losses arising from any breach of the representations and warranties set forth in Section 3.16(a) hereof shall be unlimited in amount.

(c)          Except (i) with respect to fraud, willful misrepresentation or intentional misconduct, (ii) the parties’ rights to seek or obtain injunctive relief or specific performance with respect to the covenants in this Agreement to be performed after the Closing Date, and (iii) the remedies provided in Sections 2.3(e), 2.7 and 2.8, the Sellers’ indemnification obligation under Article 8 with respect to any losses arising from any breaches of representations and warranties under Sections 3.9, 3.16(b) through (j) and 3.21 of this Agreement shall be limited to the greater of the following:

(A)                 Eighty Percent (80%) of the Total Purchase Price if the Total Purchase Price is less than Ten Million Dollars ($10,000,000);

(B)                 If the Total Purchase Price is equal to or greater than Ten Million Dollars ($10,000,000) but less than Twenty Million Dollars ($20,000,000), Eight Million Dollars ($8,000,000) plus twenty five percent (25%) of the Total Purchase Price above Ten Million Dollars ($10,000,000); or

(C)                 If the Total Purchase Price is Twenty Million Dollars ($20,000,000) or greater, Ten Million, Five Hundred Thousand Dollars ($10,500,000) plus twelve and five-tenths percent (12.5%) of the Total Purchase Price above Twenty Million Dollars ($20,000,000).

(d)         Except (i) with respect to fraud, willful misrepresentation or intentional misconduct and (ii) the Sellers’ obligations under the last sentence of Section 8.4(b), in no event shall the Sellers’ cumulative indemnification obligations as limited by Sections 8.4(a), 8.4(b) and 8.4(c), exceed an amount equal to the Total Purchase Price paid by the Buyer under Article 2.

(e)          Except (i) with respect to fraud, willful misrepresentation or intentional misconduct, (ii) the parties rights to seek or obtain injunctive relief or specific performance with respect to the covenants in this Agreement to be performed after the Closing Date, and (iii) the remedies provided in Sections 2.3(e), 2.7, and 2.8, the indemnification rights of the parties hereto under this Article 8 shall be the sole and exclusive remedy of the parties to this Agreement with respect to all Losses of whatever kind and nature, in law, equity or otherwise, known or unknown, which such parties have now or may have in the future, including without limitation, any Losses or damages attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any disclosure schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby.

8.5           Buyer’s Limitations on Indemnification.

(a)          Except with respect to fraud, willful misrepresentation or intentional misconduct, the Buyers shall not have any obligation to indemnify the Sellers and/or any other Seller Indemnified Person for claims under Section 8.3 of this Agreement until the Sellers’ and/or any other Seller Indemnified Person’s Losses exceed the Deductible, once the Deductible has been exceeded, the Buyer will indemnify the Sellers and/or any other Seller Indemnified Person from and against only Losses in excess of such Deductible amount.

(b)         Except with respect to fraud, willful misrepresentation or intentional misconduct, Buyer shall not have any obligation to indemnify any Seller and/or any other Seller Indemnified Person for claims under Section 8.3 of this Agreement to the extent that Losses of such Seller and/or the Seller Indemnified Persons exceed the Cap; provided, however, that the Cap shall not apply to Losses arising from breaches of the representations and warranties set forth in Sections 4.2 or 4.5 hereof arising from any failure to pay any portion of the Purchase Price, the Earnout Payment, the Incentive Payments and the Ajinomoto Payments when and as due, and to any Losses incurred by any Seller Indemnified Parties arising from a breach by the Buyer of Section 2.8.  The Buyer’s indemnification obligations under Article 8 with respect to any Losses arising from any breaches of the representations and warranties set forth in Sections 4.2 and 4.5 hereof shall be limited, in the aggregate, to an amount equal to the total payments actually paid by the Buyer to the Sellers under Article 2.

(c)          Except (i) with respect to fraud, willful misrepresentation or intentional misconduct, (ii) the parties rights to seek or obtain injunctive relief or specific performance with respect to the covenants in this Agreement to be performed after the Closing Date, and (iii) the remedies provided in Sections 2.3(e), 2.7, and 2.8, the indemnification rights of the parties hereto under this Article 8 shall be the sole and exclusive remedy of the parties to this Agreement with respect to all Losses of whatever kind and nature, in law, equity or otherwise, known or unknown, which such parties have now or may have in the future, including without limitation, any Losses or damages attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any disclosure schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby.

8.6           Indemnity as Adjustment to Purchase Price; Relationship to Adjustment Amount; Other.

(a)          All amounts paid pursuant to this Article 8 by one party to another party shall be treated by such parties as an adjustment to the Total Purchase Price.

(b)         Notwithstanding anything to the contrary herein, no Seller shall be obligated to indemnify the Buyer and/or any other Buyer Indemnified Person for any Losses as a result of, or based upon or arising from, any claim or liability to the extent such Loss is deducted from the Total Purchase Price as a result of the final determination of the Total Purchase Price pursuant to Section 2.3.

(c)          No Seller shall have, nor shall any Seller exercise or assert (or attempt to exercise or assert) any right of contribution, indemnity or other right against the Company in connection with any indemnification obligation or other liability to such Seller may become subject under or in connection with this Agreement.

8.7           Procedure for Indemnification of Claims.

(a)          In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article 8, it (the “Claiming Party”) shall so notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (the “Claims Notice”) of such claim within thirty (30) days after the Claiming Party receives notice of any demand, claim or circumstance which, is reasonably likely to give rise to a claim or the commencement of any Proceeding (an “Asserted Liability”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Claiming Party; provided, however, that in no event shall the Claiming Party’s right to recoup Losses from the Indemnifying Party be limited to the amount set forth or estimated in the Claims Notice.  If such Losses are liquidated in amount, the Claims Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party.  If the amount is not liquidated, the Claims Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

(b)         The following provisions shall apply to claims of the Claiming Party which are based upon a Proceeding filed or instituted by any third party or by any Governmental Body:

(i)                Upon receipt of a Claims Notice involving an Asserted Liability against or sought to be collected by a third party or Governmental Body, the Indemnifying Party shall have thirty (30) days within which to notify the Claiming Party (A) whether the Indemnifying Party disputes the Indemnifying Party’s liability for indemnification under this Article 8 with respect to such Asserted Liability and (B) if the Indemnifying Party does not dispute the Indemnifying Party’s liability for indemnification under this Article 8 with respect to such Asserted Liability, whether the Indemnifying Party desires to defend against such Asserted Liability.  If the Indemnifying Party notifies the Claiming Party, within such thirty (30)-day period, that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify under this Article 8 and desires to defend against such Asserted Liability, then the Indemnifying Party shall assume the defense of such Asserted Liability with counsel of the Indemnifying Party’s choice and, after notice from the Indemnifying Party to the Claiming Party of its election to assume the defense of such Asserted Liability, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Claiming Party under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Asserted Liability, in each case subsequently incurred by the Claiming Party in connection with the defense of such Asserted Liability.  The Claiming Party shall cooperate, at the Indemnifying Party’s expense, in the compromise of, or defense against such Asserted Liability and may participate in, but not control, such Asserted Liability at its own expense.  If the Indemnifying Party is controlling the defense of an Asserted Liability, no compromise or settlement of such Asserted Liability may be effected without the Claiming Party’s consent (which consent shall not be withheld or delayed unreasonably) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Claiming Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.  If a Claims Notice is given to an Indemnifying Party and the Indemnifying Party does not, within thirty (30) days after receipt of the Claims Notice, notify the Claiming Party that it does not dispute the Indemnifying Party’s liability for indemnification and that it elects to assume the defense of such Asserted Liability, the Claiming Party will have the right to conduct a defense of the Asserted Liability and the Indemnifying Party will be bound by any determination made with respect to such Asserted Liability or any compromise or settlement effected by the Claiming Party.

(ii)               Notwithstanding the foregoing, if the Claiming Party determines in good faith that an Asserted Liability is likely to materially and adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Claiming Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Asserted Liability, but the Indemnifying Party will not be bound by any determination of an Asserted Liability so defended or any compromise or settlement effected without its consent (which may not be withheld unreasonably), unless such compromise or settlement includes a full release of liability of the Indemnifying Party.

(c)          Upon receipt of a Claims Notice involving an Asserted Liability that does not involve an Asserted Liability against or sought to be collected by a third party or Governmental Body, then the Indemnifying Party shall have thirty (30) days from the receipt of a Claims Notice to notify the Claiming Party that the Indemnifying Party disputes such Asserted Liability.  If the Indemnifying Party does not so notify the Claiming Party, then the amount of such Asserted Liability shall be deemed, conclusively, a liability of the Indemnifying Party hereunder to be paid in accordance with the provisions of Section 8.8.  If the Indemnifying Party shall object in writing to any Asserted Liabilities as provided herein, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party.  If after such thirty (30)-day period there remains a dispute as to any Asserted Liability, then the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such Asserted Liability.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If the parties do not agree, then the Claiming Party may pursue any other remedies available to it under this Agreement.

8.8           Payment of Claims.

(a)          Any indemnification to which the Sellers are entitled under this Agreement as a result of any Asserted Liability shall be allocated among the Sellers in accordance with each Seller’s Percentage Interest as set forth on Schedule 3.1 attached hereto.

(b)         Any indemnification to which the Buyer is entitled under this Agreement as a result of any Asserted Liability shall first be made as a payment to the Buyer from the Escrow Account for which the Sellers shall be jointly and severally liable.  To the extent that the Buyer is entitled to indemnity for Losses in excess of the Escrow Amount, or if the Escrow Amount has been disbursed, Edward A. Byrd shall be responsible for all such additional Losses and each Seller, other than Edward A. Byrd, shall be responsible on a pro rata basis according to such Seller’s Percentage Interest.  The parties acknowledge and agree that such additional liability shall arise only if (i) the Buyer is entitled to recover such Losses pursuant to Section 8.4(b) of this Agreement and (ii) the Escrow Account has been disbursed prior to the termination of the indemnity periods set forth in Section 3.36.

(c)          If Edward A. Byrd or any other Seller fails to pay to the Buyer any Asserted Liability as required hereunder, the Buyer shall have the right to setoff such unpaid amounts against any amounts owed to such Seller under this Agreement or any exhibit, instrument, document or agreement entered into hereunder or under any other matter.  Unless such Seller fully acknowledges his liability for indemnity and defense and provides reasonable evidence of his financial ability to pay the same at the time of receipt of notice of same, the Buyer, the Company, or an Affiliate may establish a reasonable reserve for such claim from amounts otherwise due such Seller under this Agreement or any exhibit, instrument, document or agreement entered into hereunder; provided that if the amount of setoff/reasonable reserve is less than the amount then owing such Seller pursuant to this Agreement, then such amount owing to such Seller pursuant to this Agreement shall be paid as scheduled unless and/or until the amount of setoff/reasonable reserve exceeds such outstanding amounts owing to such Seller pursuant to this Agreement.

ARTICLE 9
TAX MATTERS

9.1           Tax Returns.

(a)          The Sellers are responsible for preparing, at their expense, the state and federal income Tax Returns with respect to the Company for all periods ending on or prior to the Closing Date including, without limitation, the period from January 1, 2007 through the Closing Date (the “Short Tax Period”).  The Sellers are responsible for and covenant and agree to pay all Taxes shown as due by the Company on such Tax Returns, except to the extent that such Tax is both (i) reflected in a reserve for Tax liability (rather than any reserve established to reflect timing differences between book and Tax income) set forth on the face of the Closing Date Balance Sheet and (ii) taken into account in the calculation of Working Capital.  Any such payment due to the Sellers shall be made within thirty (30) days of the date on which all Tax Returns reflecting Taxes allocable to the period before Closing Date have been filed. The Sellers shall pay all Taxes due by the Sellers arising from income and/or gain allocated to the Sellers on such Tax Returns. The Sellers shall prepare such Tax Returns in accordance with the Company’s most recent Tax practices as to elections and accounting methods.  To the extent permitted by applicable law, the Sellers shall include any income, gain, loss, deduction or other tax items for the Short Tax Period in a manner consistent with the Schedule K-1s prepared by the Sellers for such periods.  The Sellers will deliver to the Buyer, within sixty (60) days after the finalization of the Closing Date, Balance Sheet and Purchase Price Statement pursuant to Section 2.3, a copy of such Tax Returns for the Short Tax Period.  The Sellers shall permit the Buyer to review and comment on each such Tax Return described in the first sentence of this Section 9.1(a) prior to the filing of such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer.  Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or otherwise asserts a claim, makes an assessment or disputes the Taxes for any year ending on or before December 31, 2006 or for the Short Tax Period, the Buyer shall promptly inform the Sellers thereof.

(b)         The Buyer shall file any Tax Return of the Company required to be filed for any Tax period beginning after the Closing Date.

(c)          The Buyer shall cause to be prepared and timely filed all Tax Returns (“Straddle Returns”) on behalf of the Company for all taxable periods beginning before the Closing Date but ending after the Closing Date (a “Straddle Period”), and all Tax Returns (other than state and federal income Tax Returns) with respect to the Company for all taxable periods ending on or prior to the Closing Date that are due after the Closing Date.  The Buyer shall permit the Sellers to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers; provided, however, that the Sellers’ comments for Straddle Returns shall be limited to comments which affect Taxes that are allocable to the Sellers.  The Sellers shall be liable for the payment of all Taxes for a Straddle Period which are attributable to the portion of the Straddle Period ending on the Closing Date, except to the extent that such Taxes are both (i) reflected in a reserve for Tax liability (rather than any reserve established to reflect timing differences between book and Tax income) set forth on the face of the Closing Date Balance Sheet and (ii) taken into account in the calculation of Working Capital.  The Buyer shall be liable for the payment of all Taxes for a Straddle Period which are attributable to the portion of the Straddle Period beginning after the Closing Date.

(d)         The Sellers will not file or cause or permit to be filed any amended Tax Return without the written prior consent of the Buyer, which consent shall not be unreasonably withheld or delayed.  The Buyer will not file or cause to be filed any amended Tax Return covering any period or adjusting any Taxes for a period which includes any period prior to the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

9.2           Assistance and Cooperation.  After the Closing Date, the Sellers and the Buyer shall:  (a) assist each other in preparing any Tax Returns which the Sellers are responsible for preparing and filing in accordance with the terms hereof or which the Buyer is responsible for preparing and filing after the Closing Date; (b) cooperate fully in preparing for any audits of, or disputes, contests or proceedings with, taxing authorities regarding any Tax Returns which relate to the Company; (c) make available to each other and to any taxing authority as reasonably requested all employees, information, records and documents relating to Tax liabilities which are attributable to the Company; (d) preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by any Legal Requirement; (e) deliver or make available to the Buyer, within sixty (60) days after the Closing Date, copies of all such information, records and documents, and (f)  give each other reasonable written notice prior to transferring, destroying or discarding any such information, records and documents, and, if the other party so requests, the Buyer, the Company and the Sellers, as the case may be, shall allow the other party to take possession of such information, records and documents at such other party’s expense.  The Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

9.3           Section 338(h)(10) Election.

(a)          At the Buyer’s option, to the extent such elections are available, the Company and each Seller shall join with the Buyer in making timely, effective and irrevocable elections under Section 338(h)(10) of the Code and any corresponding election under state, local or foreign tax law that have substantially the same effect as an election under Section 338(h)(10) of the Code (collectively, the “Section 338(h)(10) Election”) with respect to the Company.  To the extent the Buyer elects to make a Section 338(h)(10) Election it shall notify the Sellers pursuant to Section 11.4 within five (5) business days of making such determination.

(b)         If the Section 338(h)(10) Election is made, then the parties agree that the Purchase Price, the Earnout Payment, the Incentive Payments and the Ajinomoto Payments shall be increased by an aggregate amount (the “Gross-Up Payment,” consisting of the Closing Gross-up and the Post-Closing Gross-ups, (as defined below) intended to compensate the Sellers on a present-value, grossed-up, after-tax basis for the anticipated excess (the “Tax Detriment”) of (i) the Sellers’ actual Taxes resulting from the transactions contemplated herein (including, without limitation, Taxes relating to the Purchase Price, the Earnout Payment, the Incentive Payments, the Ajinomoto Payments and the Gross-Up Payment itself), over (ii) the Taxes which would have been imposed on the Sellers with respect to the transactions contemplated herein had the Section 338(h)(10) Election not been made.  For purposes of calculating the amount of the Tax Detriment and the Gross-Up Payment, (v) no deductions of the Company which would have accrued as deductions in the Company’s Ordinary Course of Business (regardless of whether the Company’s assets were sold) shall be considered to reduce the amount of any ordinary income item for purposes of calculating the amount of the Tax Detriment or Gross-Up Payment unless they are directly related to such income items (by way of example, undeducted costs related to work in process not yet accrued as income will reduce the amount of such ordinary income from the deemed sale of such work in process); (w) the federal and state income Tax rates used in calculating the amount of Taxes that would have been or will be imposed on the Selling Stockholders by reason of the transactions contemplated herein and the Section 338(h)(10) Election shall be the highest marginal federal and state rates applicable to the type of income recognized (i.e., ordinary income or capital gains) by residents of California at the time of the Closing; (x) the federal income Tax rate used to calculate the federal income Tax that would have been or will be imposed on gains from the sale of any capital asset shall be the federal income Tax rate applicable to long-term capital gains recognized on the Closing Date; (y) any state income Tax credits and deductions available to the Sellers for Taxes imposed on the Company shall be taken into account; and (z) all federal income tax deductions or credits available to the Selling Stockholders for state income Taxes (or other items) shall be taken into account.  For the avoidance of doubt, the parties acknowledge that both understand that the Company is not liable for any Tax under Section 1374 of the Code (or similar state or local Tax law, collectively, “Built-In Gains Tax”) and that the amount of any Built-In Gains Tax that may in fact be due by reason of the Section 338(h)(10) Election will not be considered in determining the Gross-Up Payment.  The parties further acknowledge that the Earnout Payment, the Incentive Payments and the Ajinomoto Payments will be treated by the Buyer, the Company and the Sellers for all Tax purposes, including without limitation this Section 9.3, as additional purchase price paid in consideration for the Shares and not as compensation or consideration for services.

(c)          Within thirty (30) days after the Purchase Price is finally determined pursuant to Section 2.3, the Sellers’ Agent will provide the Buyer with the Sellers’ computation of the Tax Detriment and the Gross-Up Payment with respect to the Purchase Price (the “Closing Gross-Up”) and the method for calculating the additional Tax Detriment and Gross-up Payments (if any) payable with respect to the Earnout Payment, the Incentive Payments and the Ajinomoto Payments (the “Post-Closing Gross-Ups”), based on the estimated allocation set forth in Schedule 9.4 attached hereto.  Within twenty (20) days after the Sellers’ Agent has delivered its determination pursuant to the preceding sentence, the Sellers’ Agent and the Buyer will, in good faith, agree on the amount of the Closing Gross-Up and on the method for calculating the Post-Closing Gross-Ups.

(d)         Within thirty (30) days after the determinations made in the last sentence of clause (c) are made, the Buyer will notify the Sellers whether it desires to have the parties make a Section 338(h)(10) Election.  If its decision is affirmative, the Buyer will also at the time of such notice pay the Closing Gross-Up to the Sellers by wire transfer or delivery of other immediately available funds.  In addition, the Adjustment Amount, and each Earnout Payment, Incentive Payment and Ajinomoto Payment will, when paid, be increased by the Post-Closing Gross-Ups (if any).

(e)          If the Sellers’ Agent and the Buyer are unable to agree on the Closing Gross-Up or the method for calculating Post-Closing Gross-Ups, such disagreement will be resolved under the procedures specified in Section 2.3(d).  Within ten (10) days after a final determination of the Closing Gross-Up (or, if applicable, any Post-Closing Gross-Up) is made pursuant to such procedures, which must be made not later than sixty (60) days prior to the due date of IRS Form 8023, the Buyer will provide the Sellers with the notice described in clause (d).  If it decides to proceed with the Section 338 (h)(10) Election, the Buyer shall pay the amount owing to the Sellers at the time it gives such notice.  Any such payments will be made by wire transfer or delivery of other immediately available funds.

(f)          If, following the calculation and payment of the Gross-Up Payment there is an increase or decrease in the Tax Detriment (including any penalties or interest determined to be owed to any taxing authority) by reason of (i) a challenge to the purchase price allocation described in Section 9.4 by any taxing authority; or (ii) the passage of legislation changing the tax rate applicable to long-term capital gains with retroactive effect, the parties shall in good faith and using the procedures described in the preceding paragraph, recalculate the Gross-Up

Payment (including any penalties or interest determined to be owed to any taxing authority) and the Buyer shall pay the Sellers the amount of any increase (or the Sellers shall pay the Buyer the amount of any decrease).

9.4           Purchase Price Allocation.  If a Section 338(h)(10) Election is made, the Buyer, the Company and the Sellers agree that (a) the Purchase Price, the Adjustment Amount, the Earnout Payment, each Incentive Payment, each Ajinomoto Payment, and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting) in a manner consistent with the fair market value of such assets on a basis consistent with Code Sections 338 and 1060 and the regulations thereunder and substantially in accordance with the estimated allocation set forth in Schedule 9.4 attached hereto, modified to conform to the Closing Date Balance Sheet and related documents; and (b) the Tax Returns filed by each party shall be consistent with such allocation.

9.5           Certain Taxes.  All stock transfer, documentary, stamp, registration and other substantially similar stock transfer Taxes and fees (including any penalties and interest) imposed on the Sellers’ transfer of the Shares in connection with this Agreement (collectively, “Stock Transfer Taxes”) shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Stock Transfer Taxes and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Sellers shall provide the Buyer with evidence reasonably satisfactory to the Buyer that such Stock Transfer Taxes have been paid by the Sellers.  The Sellers have used commercially reasonable efforts to provide the Buyer with, on or prior to the Closing Date, a clearance certificate or similar document(s) which may be required by any state Tax authority to relieve the Buyer of any obligation to withhold any portion of the payments to the Sellers pursuant to this Agreement.

ARTICLE 10
SELLERS’ AGENT

10.1         Appointment.  Each Seller hereby irrevocably constitutes and appoints Edward A. Byrd as such Seller’s agent (the “Sellers’ Agent”) for the purpose of performing and consummating the transactions contemplated by this Agreement.  The appointment of Edward A. Byrd as the Sellers’ Agent is coupled with an interest and all authority hereby conferred shall be irrevocable and shall not be terminated by any or all of the Sellers without the consent of the Buyer, which consent may be withheld for any reason, and the Sellers’ Agent is hereby authorized and directed to perform and consummate on behalf of the Sellers all of the transactions contemplated by this Agreement.

10.2         Authority.  Not by way of limiting the authority of the Sellers’ Agent, each and all of the Sellers, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorize the Sellers’ Agent to:

(a)          Waive any provision of this Agreement which the Sellers’ Agent deems necessary or desirable;

(b)         Execute and deliver on the Sellers’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement, including without limitation the Shares and the stock powers with respect thereto;

(c)          Calculate, negotiate and agree to any adjustments to the Purchase Price;

(d)         Make and receive notices and other communications pursuant to this Agreement and service of process in any legal action or other proceeding arising out of or related to this Agreement or any of the transactions contemplated hereunder;

(e)          (i) Contest, negotiate, defend, compromise or settle any dispute, claim, action, suit or proceeding (collectively “Actions”) related to this Agreement or any of the transactions hereunder through counsel selected by the Sellers’ Agent and solely at the cost, risk and expense of the Sellers, (ii) authorize payment to any Buyer Indemnified Person of any of the Escrow Funds, or any portion thereof, in satisfaction of any indemnification amounts owed pursuant to the terms herein, (iii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such indemnification obligations or Actions, (iv) resolve any Actions arising from a Claims Notice, and (v) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise;

(f)          Receive and distribute the Purchase Price, the Earnout Payment, any Incentive Payments, and any Ajinomoto Payments;

(g)         Appoint or provide for successor agents;

(h)         Select, retain, hire and consult with legal counsel, independent public accountants and other experts, solely at the cost and expense of the Sellers;

(i)           Pay expenses incurred or which may be incurred by or on behalf of the Sellers in connection with this Agreement; and

(j)           Take or forego any or all actions permitted or required of any Seller or necessary in the judgment of the Sellers’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement.

10.3         Replacement.  In the event of the failure or refusal of Edward A. Byrd to act as the Sellers’ Agent (or upon the death of Edward A. Byrd or any successor), the remaining Sellers who held a majority of the shares of the Company outstanding immediately prior to the Closing Date shall promptly appoint one of the Sellers as their agent for purposes of this Section 10.3 and failing such appointment within ten (10) days, the Buyer may, by written notice to the Sellers at the last address of the Sellers applicable for purposes of Section 11.4 hereof, designate one of the Sellers as such agent.  The Buyer shall be entitled to deal exclusively with the Sellers’ Agent on all matters for which the Sellers’ Agent has been granted the authority to act on behalf of the Sellers pursuant to Section 10.2, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Agent, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Agent, as fully binding upon such Seller.

10.4         Disputes.  Any Proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Sellers under this Agreement may be asserted, brought, prosecuted or maintained only by the Sellers’ Agent.  Any Proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Buyer under this Agreement, including without limitation any right of indemnification provided in Article 8 hereof, may be asserted, brought, prosecuted or maintained by the Buyer against the Sellers or the Sellers’ Agent by service of process on the Sellers’ Agent and without the necessity of serving process on, or otherwise joining or naming as a defendant in such Proceeding, any Seller.  With respect to any matter contemplated by this Section 10.4, the Sellers shall be bound by any determination in favor of or against the Sellers’ Agent or the terms of any settlement or release to which the Sellers’ Agent shall become a party.

ARTICLE 11
GENERAL PROVISIONS

11.1         Expenses.

(a)          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants.  Notwithstanding the foregoing, if the Company’s Working Capital as of the Closing Date, prior to taking into account the payment of any transaction expenses exceeds the Baseline Working Capital (such excess amount being referred to as “Excess Working Capital Amount”), then the Company may elect to pay any of the Seller’s transaction expenses on their behalf, but only up to the amount of such Excess Working Capital Amount.  Any transaction expenses remaining unpaid after the Company applies the Excess Working Capital Amount to the payment of such expenses shall be borne by the Sellers.

(b)         The foregoing notwithstanding, all costs and expenses associated with or arising from the Section 338(h)(10) election shall be borne by the Buyer and shall not be considered expenses of the Company.

11.2         Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as the Buyer and the Sellers’ Agent mutually determine. Unless consented to by the Buyer or the Sellers’ Agent, as applicable, in advance or required by Legal Requirements, the Buyer and the Sellers shall and the Sellers shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Sellers and the Buyer shall mutually determine the means and timing by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated herein, and the Buyer will have the right to be present for any such communication; provided, however, that the foregoing provisions of this Section 11.2 shall not apply if, in the reasonable opinion of the Buyer, any public announcement or disclosure with respect to the transactions contemplated herein is legally required.

11.3         Confidentiality.  The Sellers and the Company, on the one hand, and the Buyer, on the other hand, shall and each hereby agrees to use its respective commercially reasonable best efforts to cause each of its respective agents, representatives, affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any person) all Company information relating to distributors, customer lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Company (including any information acquired during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public) without the prior written consent of such other party unless required to do so by applicable law or regulation or by order of a court of competent jurisdiction or an administrative agency.  Each party shall be liable for any breach by its respective agents, representatives, affiliates, employees, officers and directors of the provisions of this Section 11.3.

11.4         Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below, or with respect to the Sellers, on Schedule 3.1 attached hereto (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Company or

to the Sellers:                                                                        Medical Research Institute
444 De Haro Street, Suite 208
San Francisco, California 94107
Attn: Edward A. Byrd
Fax: (415) 673-9053

With a copy to:                                                             Cooley Godward Kronish LLP
11951 Freedom Drive
Reston, Virginia 20190-5656
Attn: Mark D. Spoto, Esq.
Fax:(703) 456-8100

With a copy to:                                                             King & Kelleher LLP
20 California Street
7th Floor
San Francisco, CA 94111-4833
Attn: Edward V. King, Jr.

If to the Buyer:                                                                Natrol, Inc.
21411 Prairie Street
Chatsworth, California 91311
Attn: General Counsel
Fax:  (818) 739-6032

With a copy to:                                                           Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California
Attn: Thomas S. Loo, Esq.
Fax: (310) 586-7800

11.5         Governing Law.  This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

11.6         Dispute Resolution.

(a)          Except with respect to matters as to which injunctive relief or specific performance is being sought, and except with respect to the remedies provided in Sections 2.3(e) and 2.7, all disputes, controversies, or claims arising out of or relating to this Agreement which cannot be resolved by the parties hereto shall be finally settled in accordance with the applicable rules of the Judicial Arbitration Mediation Service (“JAMS”), Alternative Dispute Resolution Services, Inc., (“ADR”) or any dispute resolution agency agreed to by the parties in the County of Los Angeles, California. Arbitration shall be conducted before a panel of three (3) neutral arbitrators who each has experience either as a member of the judiciary or as an attorney practicing in a relevant practice area (unless otherwise agreed upon by the parties). The language of the arbitration shall be English and California substantive law shall be applicable as set forth in Section 11.5.  The decisions of the arbitrators (which shall be made by a majority vote) shall be binding and final and judgment may be entered thereon in any court of competent jurisdiction in California. The prevailing party shall be entitled to reimbursement of any reasonable costs and/or fees including reasonable attorney’s fees. Additionally, in the event any party fails to proceed with arbitration, unsuccessfully challenges the arbitrators’ award or fails to comply with the arbitrators’ award, each other party is entitled to costs of suit including reasonable attorney’s fees for having to compel arbitration or defend or enforce the award.

(b)         Until such time as the arbitrators are appointed, either party may seek or request ancillary, provisional or preliminary rights and/or remedies, including injunctive relief or a temporary restraining order or any other applicable provisional remedy before the Los Angeles County Superior Court.  Upon appointment of the arbitrators, the parties agree that jurisdiction over any such provisional remedy and proceeding shall immediately be transferred to the arbitrator, and the State Court proceeding shall be dismissed or abated, as the case may be, provided that any such provisional remedy remain in effect until otherwise ordered by the arbitrator.  The parties agree that the arbitrators (by majority vote of the three) shall be empowered to issue an order for a temporary injunction, preliminary injunction, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.  Following the appointment of the arbitrators the parties agree that any application for relief shall be made exclusively to the arbitrator.  Discovery shall be limited.  No interrogatories or requests for admission shall be permitted, but the parties shall be entitled to document production requests.  No party shall be permitted to take more than three (3) depositions, excluding expert depositions, which shall have no limitation.  Depositions of parties, their agents, representatives, employees and expert witnesses shall be conducted according to residency status, and each party shall make itself, and its respective agents, representatives, employees and expert witnesses, available for deposition in such manner.  Notwithstanding the foregoing, however, the parties may apply for permission of the arbitrator to conduct additional discovery upon a show of good cause.

11.7         Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8         Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between the Buyer and the Sellers dated January 4, 2007) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9         Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.10       Disclosure Schedule.

(a)          The disclosures in the Disclosure Schedule, and any information disclosed therein under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure would be appropriate and reasonably apparent on its face.

(b)         In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.11       Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that the Buyer may assign any of its rights under this Agreement to any Subsidiary of the Buyer and the Sellers shall be entitled to grant security interests to third parties in any of the proceeds payable to them under the terms of this Agreement; provided, however, that any such security interest must be subordinate to all rights of the Buyer as set forth in this Agreement including, without limitation, the Buyer’s rights to indemnification by the Sellers; provided, further, that any Seller seeking to grant a security interest in any proceeds must have the prior written consent of the Buyer and shall enter into any agreements that the Buyer, in its sole discretion, deems necessary including, without limitation, an intercreditor agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. Notwithstanding the foregoing, the Seller Designees shall be deemed intended third party beneficiaries with respect to any amounts payable under Article 2 of this Agreement.

11.12       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.13       Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.14       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:
NATROL, INC.,
a Delaware corporation

By:	/s/ Craig Cameron
Craig Cameron
Chief Operating Officer

SELLERS:

By:	/s/ Edward A. Byrd
Edward A. Byrd

By:	/s/ Tory Hagen
Tory Hagen

By:	/s/ Robert Patterson
Robert Patterson

By:	/s/ Karl Bozicevic
Karl Bozicevic

By:	/s/ Joseph Evans
Joseph Evans

COMPANY:
MEDICAL RESEARCH INSTITUTE,
a California corporation

By:	/s/ Edward A. Byrd
Edward A. Byrd
President

EXHIBIT 2.8

REGISTRATION RIGHTS

Capitalized terms used but not defined herein shall have the meaning given to such terms in the Stock Purchase Agreement by and among Natrol, Inc., a Delaware corporation (the “Buyer”), the shareholders listed on the signature page thereof (each a “Seller,” and collectively, the “Sellers”) and Medical Research Institute, a California corporation (the “Company”) (the “Agreement”).

Definitions:

“Issuer” shall mean the Buyer.

“Registrable Securities” shall mean the Buyer Common Stock issued to the Sellers pursuant to Section 2.9 of the Agreement provided however, that Registrable Securities shall not include, (a) any Buyer Common Stock or any right to receive shares of such Buyer Common Stock other than issued pursuant to the Agreement, (b) Buyer Common Stock Shares which have been sold to the public either pursuant to a Registration Statement or pursuant to Rule 144, or which may be sold pursuant to Rule 144 during any ninety (90) day period, or (c) any Buyer Common Stock which have been sold in any other transaction in which the transferor’s rights under this Agreement are not assigned.

“Rule 144” shall mean Rule 144 as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (“Securities Act”), as such rule my be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

Section 2.              Demand Registrations.

(a)           Requests for Registration.  Subject to subsections (b), (c) and (d) of this Section 1, the holders of Registrable Securities (each a “Holder” and collectively, the “Holders”) may, at any time after receiving the validly issued Registrable Securities, request registration under the Securities Act of all or part of such Registrable Securities on Form S-1 (“Long-Form Registration”), or on Form S-3 (“Short Form Registration”), if available.  Each request for such registration must specify the number of Registrable Securities requested to be registered and the minimum desired price per share in such offering.  Within ten (10) days after receipt of any such request, the Issuer will give written notice of such request to all other holders of the Registrable Securities and will include in such registration all Registrable Securities with respect to which the Issuer has received written requests for inclusion therein within fifteen (15) days after the receipt of the Issuer’s notice.  All registrations requested pursuant to this subsection are referred to herein as “Demand Registrations.”

(b)           Long-Form Registrations.  The Holders of at least a majority of the Registrable Securities then outstanding will be entitled to request two (2) Long-Form Registrations of the Registrable Securities (each covering at least a majority of the Registrable Securities then outstanding) at any time after receiving the validly issued Registrable Securities until the fifth (5th) anniversary of such receipt date.  A registration will not count as a permitted Long-Form Registration until it has become effective.

(c)           Short-Form Registrations.  In addition to the right to request a Long-Form Registration under the terms of subsection (b) of this Section 1, the Holders will be entitled to request an unlimited number of Short Form Registrations (if available); provided that such Registrable Securities (together with any other securities offered) are sold at an aggregate offering price to the public of not less than Five Hundred Thousand Dollars ($500,000).

(d)           Priority on Demand Registrations.  The Issuer will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Holders holding at least a majority of the Registrable Securities requesting such registration.  If a Demand Registration is an underwritten offering and the managing underwriters advise the Issuer in writing that in their opinion the number of Registrable Securities and other securities requested to be included therein exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the marketability of the offering, the Issuer will include in such registration, prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold without adversely affecting the marketability of the offering.

(e)           Selection of Underwriters.  The Holders of at least a majority of the Registrable Securities held by Holders requesting any Demand Registration will have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Issuer’s approval which will not be unreasonably withheld, conditioned or delayed.

(f)            Deferral of Registration.  Notwithstanding the foregoing, if the Issuer shall furnish to the Holders requesting a registration statement pursuant to this section, a certificate signed by the president of the Issuer stating that, in the good faith judgment of the Board of Directors of the Issuer, it would be materially detrimental to the Issuer and its stockholders generally for such registration statement to be filed, the Issuer shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Holders of at least a majority of the Registrable Securities held by Holders seeking the registration; provided, however, that the Issuer may not utilize the right set forth in this sub-subsection more than once in any twelve (12)-month period.

Section 3.           Piggyback Registrations.

(a)           Right to Piggyback.  Whenever the Issuer proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration or a registration on Form S-8 or any successor form) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Issuer will give prompt written notice to the Holders and (subject to subsection (b)) of this Section 2) shall include in such registration all Registrable Securities with respect to which the Issuer has received written requests for inclusion therein within fifteen (15) days after the receipt of the Issuer’s notice.

(b)           Priority on Subsequent Registrations.  If a Piggyback Registration is an underwritten registration, and the managing underwriters advise the Issuer in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Issuer will include in such registration only the amount of securities which the managing underwriters have advised can be sold, and will allocate such amount, pro rata, among the amount of securities the Issuer proposes to sell and the Registrable Securities requested to be included in such registration.

(c)           Other Registrations.  If the Issuer has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 of this section or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, the Issuer will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act, whether on its own behalf or at the request of the Holders of such securities, until a period of at least one hundred-twenty (120) days has elapsed from the effective date of such previous registration.

Section 4.           Registration Procedures.  Whenever Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Issuer will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition therefore, and pursuant thereto, the Issuer will, as expeditiously as possible, do all of the following:

(a)           Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Issuer will furnish to the counsel selected by the holder of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review and approval of such counsel);

(b)           Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than three months and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)           Furnish Copies.  Furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)           Blue Sky Compliance.  Use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such United States jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Issuer will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)           Notifications.  Notify each seller of such Registrable Securities at any time when a registration statement related thereto is effective under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Issuer will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)            Listing.  Cause all such Registrable Securities to be listed on a securities exchange or on the National Association of Securities Dealers, Inc. National Market System, if applicable, on which similar securities issued by the Issuer are then listed;

(g)           Transfer Agent; Registrar.  Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h)           Underwriting Agreements, Etc.  Enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holder of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

(i)            Supply Information.  Make available for inspection by any seller of Registrable Securities, underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Issuer, and cause the Issuer’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; and

(j)            Obtain Comfort Letter.  Obtain a comfort letter from the Issuer’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters addressed to sellers of the Registrable Securities.

Section 5.           Registration Expenses.

(a)           Expenses of Demand Registration.  All expenses other than underwriting discounts and commissions relating to Registrable Securities incurred in connection with the registration, filings or qualifications pursuant to Section 1(a) above, including, without limitation, all registration, filing and qualification fees, printing and accounting fees, listing fees and expenses, fees and expenses of compliance with securities or blue sky laws, fees and disbursements of counsel for the Issuer, and the reasonable fees and disbursements of one counsel for the selling holder of Registrable Securities shall be borne by the Issuer; provided, however, that the Issuer shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1 above, if the registration request is subsequently withdrawn at any time at the request of the holder of the Registrable Securities to be registered (in which case all participant Holders shall bear such expenses).

(b)           Expenses of Issuer Registration.  The Issuer shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2 above for the Holders, including, without limitation, all registration, filing and qualification fees, printing and accounting fees, listing fees and expenses, fees and expenses of compliance with securities or blue sky laws, fees and disbursements of counsel for the Issuer and the reasonable fees and disbursements of one counsel for the selling Holders.  Underwriting discounts and commissions relating to Registrable Securities will be borne and paid ratably by the Holders of such Registrable Securities.

Section 6.           Assignment of Registration Rights.  The rights to cause the Issuer to register Registrable Securities pursuant to this Exhibit 2.9 may be assigned by a Holder to a transferee or assignee of Registrable Securities which is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Issuer written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

Section 7.           Amendment of Registration Rights.  Any provision of this Exhibit 2.9 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Buyer and the Holders owning at least a majority of the Registrable Securities then outstanding.  Any amendment or waiver effected in accordance with this Section 7 shall be binding upon each Holder and the Buyer.  By acceptance of any benefits under this Exhibit 2.9, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

Section 8.              Indemnification Provisions.

(a)           By the Issuer.  Issuer agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer or any underwriter by such holder expressly for use therein or by such holder’s failure to deliver to the Issuer in writing the information and affidavits required by subsection (b) of this subsection after the Issuer has furnished such holder with a sufficient number of copies of the registration statement or prospectus or any amendments or supplements thereto.

(b)           By Holder.  In connection with any registration statement in which a Holder of Registrable Securities is participating, each such Holder will furnish to the Issuer in writing such information and affidavits relating to disclosure concerning the holder required to be included in the registration statement as the Issuer reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Issuer, its directors and officers and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder; provided, however, that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Securities and the liability of each Holder of Registrable Securities will be in proportion to and limited to the net amount received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)           Procedure.  Any person entitled to indemnification hereunder will:  (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  The failure to give timely notice will not relieve the receiving party of any obligation unless such delay unduly prejudices such party’s ability to defend such claim.  If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)           Continuing and Surviving Obligations; Right of Contribution.  The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling person of such indemnified party and will survive the transfer of securities after the completion of the offering.  The Issuer also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Issuer’s indemnification is unavailable for any reason.

Section 9.           Reporting Requirements.

Buyer agrees that:

(a)           During each Applicable Period, for so long as Buyer is subject to the reporting requirements of Section 13 or 15 of the Securities Exchange Act of 1934 (“Exchange Act”),

Buyer will use its reasonable best efforts to file in a timely manner the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the Commission thereunder;

(b)           If Buyer shall cease to be so required to file such reports, it will, upon the request of Seller, take such further action that is reasonable in the circumstances, including without limitation, the provision of current public information as required by Rule 144(c) (or any similar successor provision), to enable Seller to sell its Registrable Securities pursuant to Rule 144; and

(c)           Periodically furnish to Seller forthwith upon written request a written statement by Buyer as to its compliance with the reporting requirements of the Securities Act, the Exchange Act and/or Rule 144, as appropriate.

Section 10.         Adjustments Affecting Registrable Securities.  The Issuer will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the Holders to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration unless in the good faith judgment of the Board of Directors of the Issuer, it would be materially detrimental to the Issuer and its stockholders generally.

Section 11.         Restrictive Legends.

(a)                                Each certificate evidencing Buyer Shares initially delivered to Seller shall bear the following legends:

The securities represented by this certificate (the “Shares”) have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state securities laws.  The shares have been acquired for the record holder’s own account, as principal, and not with a view to the resale of all or any part of the shares, and with no present intention, agreement or arrangement to resell, transfer or otherwise dispose of all or any part of the shares except pursuant to registration under the Act.

The shares represented by this certificate are subject to certain restrictions on transferability to the other terms and conditions of that certain Registration Rights Agreement dated as of June 1, 2007, by and among Buyer and the other parties thereto, copies of which are on file and may be obtained upon written request directed to the attention of the Secretary of Buyer.  Under said Agreement, such shares may not be sold, pledged, donated or otherwise transferred or encumbered except as expressly permitted thereunder.

(b)                               Upon the effectiveness of each Registration Statement, the restrictive legend referring to the Securities Act set forth in Section 8(a) hereof shall be eligible to be removed from each certificate representing Shares that are being registered under such Registration Statement.  The legend in Section 8(a) hereof referring to this Registration Rights Agreement shall be removed from each certificate evidencing Registrable Securities upon the first to occur of: (i) the sale or other Transfer of such securities pursuant to the Prospectus; and (ii) the sale of such securities pursuant to Rule 144 (including Rule 144(k)).

Section 12.         Restrictions on Transfer.

(a)           After the filing date but prior to the effective date of the Registration Statement, Seller shall not make or effect any transfer, directly or indirectly, of any of the Registrable Securities.

(b)           Subsequent to the effectiveness of each Registration Statement, Seller shall not make or effect any transfer of Registrable Securities except: (i) transfers pursuant to the Prospectus and as provided under the caption “Plan of Distribution” therein; and (ii) transfers in accordance with Rule 144(k).

(c)           Seller shall promptly notify Buyer if it shall have become an “affiliate” of Buyer within the meaning of Rule 144(a).

(d)           Seller has not taken and will not take, directly or indirectly, any action designed to cause or result in, or which has constituted or might reasonably be expected to constitute, the manipulation or stabilization of the price of Buyer Common Stock or of any other securities of Buyer.

(e)           If, after either Registration Statement becomes effective, Buyer advises Seller that Buyer considers it appropriate for such Registration Statement to be amended or supplemented, Seller shall suspend any further sales of Buyer Shares until Buyer advises Seller that such Registration Statement has been amended or supplemented.

EXHIBIT 6.3(d)

FORM OF SELLERS’ RELEASE

[See Attached]

EXHIBIT 6.3(e)

FORM OF SPOUSAL CONSENT

[See Attached]

EXHIBIT 6.3(f)

FORM OF EMPLOYMENT AGREEMENT

[See Attached]

EXHIBIT 6.3(g)

FORM OF NON-COMPETITION AGREEMENT

[See Attached]

EXHIBIT 6.3(h)

FORM OF ESCROW AGREEMENT

[See Attached]

EXHIBIT 6.3(k)

FORM OF SECRETARY’S CERTIFICATE

[See Attached]

COMPANY DISCLOSURE SCHEDULE

PART	TITLE

2.3(c)	Purchase Price Deductions

3.2	Jurisdictions Authorized to do Business

3.3	Conflicts; Consent

3.7(a)	Capitalized Leases; Assets Acquired

3.7(b)	Liens

3.8	Names; Services

3.9(b)	Product Returns

3.10	Inventory

3.11	Customers; Suppliers; Agents

3.12	Accounts Receivable

3.13	Liabilities and Obligations

3.14	Real Estate

3.16(b)	Tax Audits

3.18	Employees

3.20(a)	Employee Plans

3.20(f)	Multi-Employer Plans

3.20(g)	Benefits for Terminated Employees

3.21	Legal Requirements

3.22(a)	Governmental Authorizations

3.22(b)	Compliance with Governmental Authorizations

3.23	Legal Proceedings; Orders

3.24	Conduct of Business

3.25(a)	Applicable Contracts

3.25(b)	Contract Rights

3.25(c)	Contracts Not In Effect

3.25(d)	Contract Compliance

3.26(b)	Self-Insurance

3.26(c)	Insured Losses

3.26(d)	Insurance Policies

PART	TITLE

3.27	Environmental Matters

3.28(a)	Intellectual Property

3.28(c)	Licenses

3.28(j)	Software

3.29	Accounts

3.32	Sellers’ Claims

List of Schedules and Exhibits(1)

Schedule 2.5                  Incentive Payments
Schedule 3.1                  Company Shareholders
Schedule 4.2                  Buyer Authority; Consents

Exhibit 2.8                      Registration Rights

Exhibit 6.3(d)                 Sellers’ Release
Exhibit 6.3(e)                 Spousal Consent
Exhibit 6.3(f)                  Employment Agreement
Exhibit 6.3(g)                 Noncompetition Agreement
Exhibit 6.3(h)                 Escrow Agreement
Exhibit 6.3(k)                 Secretary’s Certificate

Company Disclosure Schedule

(1) The schedules and company disclosure schedules referred to herein have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Natrol, Inc. will furnish a copy of any omitted schedule to the SEC upon request.

i

EXHIBIT 6.3(d)

SELLERS’ RELEASE AGREEMENT

This SELLERS’ RELEASE AGREEMENT (this “Release Agreement”) is made and entered into as of this 1st day of June, 2007, by and among Edward A. Byrd, Torey Hagen, Robert Patterson, Karl Bozicevic, and Joseph Evans (each individually, a “Seller” and collectively, the “Sellers”) and Medical Research Institute, a California corporation, (the “Company”).

RECITALS

WHEREAS, the Sellers are selling to Natrol, Inc., a Delaware corporation (the “Buyer”), and the Buyer is purchasing from the Sellers, all of the capital stock of Company held by the Sellers, pursuant to that certain Stock Purchase Agreement, dated as of even date herewith, by and among the Buyer, the Sellers and the Company (the “Stock Purchase Agreement”), and terms used in this Release Agreement that are defined in the Stock Purchase Agreement shall have the meanings attributed to them in the Stock Purchase Agreement.

WHEREAS, the execution and delivery of this Release Agreement is a condition precedent to the obligations of the Buyer under the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the provisions of this Release Agreement hereinafter set forth, the Sellers and the Company agree as follows:

1.                                       Release.  Except as set forth in Section 2 below, the Sellers, for themselves and for their past, present and future employees, representatives, heirs, officers, directors, shareholders, successors, predecessors, agents, attorneys, affiliates and assigns (collectively, the “Releasing Parties”), do hereby release and forever discharge the Company and the Company’s employees, representatives, heirs, officers, directors, shareholders, successors, predecessors, agents, attorneys, affiliates and assigns (collectively, the “Released Parties”) from any and all liability, claims, demands, causes of action, obligations, losses, fees or expenses arising prior to the date of this Release Agreement, including but not limited to liability in connection with (a) any of the agreements or transactions between any Seller and the Company entered into prior to the date of this Release Agreement, and (b) any acts or omissions of the Released Parties which occurred prior to the date of this Release Agreement (together, the “Released Matters”).  Without limitation on the foregoing, each Releasing Party hereby releases and forever discharges the Released Parties from any claims arising from or in any way related to any rights which they may have to any property derived, created, received or conceived of by any Released Party.

2.                                       Exclusion.  Notwithstanding the foregoing, this release does not extend to and the Released Matters specifically do not include any right to assets, liability, claims, demands, causes of action, obligations, losses, fees or expenses arising out of, contemplated by or related to the Stock Purchase Agreement, any schedules and exhibits thereto, including, without limitation, the Sellers’ Closing Documents.

3.                                       Further Release.  It is further understood and agreed that the foregoing constitutes a full and final release of all Released Matters which each Releasing Party may have against the Released Parties for any present or future damages, economic losses, emotional or personal injuries, mental injuries, punitive damages, or any other type of tangible or intangible injury, damage or loss which each Releasing Party may have suffered or will suffer as a result of any wrongful acts or omissions on the part of any Released Party prior to the date of this Release Agreement and included in the Released Matters regardless of whether the nature or extent of such injuries, losses, or damages cannot be ascertained until some future time.

4.                                       Civil Code Section 1542.  It is further understood and agreed that each Releasing Party does hereby waive all rights and benefits which such Releasing Party now has or in the future may have with respect to the Released Matters under and by virtue of the terms of Section 1542 of the Civil Code of the State of California which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

5.                                       No Assignment.  Each Releasing Party warrants that it has not assigned any of the Released Matters released herein.

6.                                       Attorneys’ Fees.  Should a Releasing Party violate this Release Agreement by instituting or prosecuting a legal action or otherwise with respect to the Released Matters, the prevailing party shall be entitled to an award of the attorney’s fees incurred in asserting its rights under this Release Agreement in addition to whatever other relief may be appropriate.

7.                                       Entire Agreement.  This Release Agreement is intended by the parties as the final expression of their agreement with respect to the release of the Released Matters.  Each Releasing Party acknowledges and agrees that it will make no claim, and waives any right it now has or may hereafter have, with respect to the Released Matters, based upon any alleged oral alteration, oral amendment, or oral modification hereof except as set forth expressly in a written amendment hereto executed by the Sellers with the prior written consent of the Buyer.

8.                                       Authority.  Each of the undersigned in executing this Release Agreement represents and warrants that it has full authority and legal power to represent and execute this Release Agreement on behalf of itself, its employees, representatives, officers, directors, shareholders, successors, predecessors, agents, affiliates and assigns, and that such party’s signature hereon shall be binding thereon.

9.                                       Section Headings.  The headings in this Release Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

10.                                 Severability.  The parties agree that if any term or provision of this Release Agreement shall under any circumstances be deemed invalid or unenforceable by a court of

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competent jurisdiction, this Release Agreement shall be construed by such court with the invalid or unenforceable term or provision deleted or replaced with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the rights and obligations of the parties shall be construed and enforced accordingly without invalidating the remaining provisions hereof.  In the event that such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.                                 Applicable Law.  Jurisdiction and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of California without regard for conflict of laws provisions.

12.                                 Dispute Resolution.

(a)                                  Except with respect to matters as to which injunctive relief or specific performance is being sought, and all disputes, controversies, or claims arising out of or relating to this Agreement which cannot be resolved by the parties hereto shall be finally settled in accordance with the applicable rules of the Judicial Arbitration Mediation Service (“JAMS”), Alternative Dispute Resolution Services, Inc., (“ADR”) or any dispute resolution agency agreed to by the parties in the County of Los Angeles, California. Arbitration shall be conducted before a neutral arbitrator who has experience either as a member of the judiciary or as an attorney practicing in a relevant practice area (unless otherwise agreed upon by the parties). The language of the arbitration shall be English and California substantive law shall be applicable as set forth in Section 11.  The decisions of the arbitrator shall be binding and final and judgment may be entered thereon in any court of competent jurisdiction in California. The prevailing party shall be entitled to reimbursement of any reasonable costs and/or fees including reasonable attorney’s fees. Additionally, in the event any party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award or fails to comply with the arbitrator’s award, each other party is entitled to costs of suit including reasonable attorney’s fees for having to compel arbitration or defend or enforce the award.

(b)                                 Until such time as the arbitrator is appointed, either party may seek or request ancillary, provisional or preliminary rights and/or remedies, including injunctive relief or a temporary restraining order or any other applicable provisional remedy before the Los Angeles County Superior Court.  Upon appointment of the arbitrator, the parties agree that jurisdiction over any such provisional remedy and proceeding shall immediately be transferred to the arbitrator, and the State Court proceeding shall be dismissed or abated, as the case may be, provided that any such provisional remedy remain in effect until otherwise ordered by the arbitrator.  The parties agree that the arbitrator shall be empowered to issue an order for a temporary injunction, preliminary injunction, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.  Following the appointment of the arbitrator the parties agree that any application for relief shall be made exclusively to the arbitrator.  Discovery shall be limited.  No interrogatories or requests for admission shall be permitted, but the parties shall be entitled to document production

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requests.  No party shall be permitted to take more than three (3) depositions, excluding expert depositions, which shall have no limitation.  Depositions of parties, their agents, representatives, employees and expert witnesses shall be conducted according to residency status, and each party shall make itself, and its respective agents, representatives, employees and expert witnesses, available for deposition in such manner.  Notwithstanding the foregoing, however, the parties may apply for permission of the arbitrator to conduct additional discovery upon a show of good cause.

13.                                 Counterparts.  This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Release Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Release Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the day, month and year first above written.

SELLERS:

Edward A. Byrd

Tory Hagen

Robert Patterson

Karl Bozicevic

Joseph Evans

COMPANY:
MEDICAL RESEARCH INSTITUTE,
a California corporation

By:
Edward A. Byrd
Chief Executive Officer

Sellers’ Release Agreement

Signature Page

EXHIBIT 6.3(e)

FORM OF SPOUSAL CONSENT

The undersigned is the spouse of [Name of Shareholder], and acknowledges that she has read that certain Stock Purchase Agreement (the “Agreement”), dated as of June 1, 2007, by and among Natrol, Inc., a Delaware corporation, the shareholders listed on the signature page thereof (each a “Seller” and collectively, the “Sellers”), and Medical Research Institute, a California corporation (the “Company”), and understands its provisions.  The undersigned is aware that by the provisions of the Agreement, she and her spouse have agreed to sell or transfer all of their shares of common stock in the Company, including any community property interest or quasi-community property interest therein, in accordance with the terms and provisions of the Agreement.  The undersigned hereby expressly approves of and agrees to be bound by the provisions of the Agreement in its entirety and agrees not to take any action at any time that might interfere with the transactions contemplated by the Agreement.

Date: June 1, 2007	By:
[Name of Spouse]

EXHIBIT 6.3(f)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Employment Agreement”) is dated as of June 1, 2007, by and between Medical Research Institute, a California corporation (the “Company”), and Edward A. Byrd (the “Executive”).

RECITALS

WHEREAS, the Company and the shareholders of the Company, including the Executive, have entered into that certain Stock Purchase Agreement, dated as of June 1, 2007, by and among Natrol, Inc., a Delaware corporation (the “Buyer”), the shareholders listed on the signature page thereof (each a “Seller,” and collectively, the “Sellers”) and the Company (the “Stock Purchase Agreement”), pursuant to which, among other things, the Buyer will acquire the outstanding capital stock of the Company from the Sellers, including, without limitation, the Executive.

WHEREAS, the covenants and agreements of the Executive contained in this Employment Agreement, including without limitation those covenants and agreements applicable to periods following termination of the employment of the Executive, are essential to the protection of the Company and to the continued success and profitability of the Company’s business.

WHEREAS, in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, and as a condition thereto, the Company and the Executive have entered into this Employment Agreement, including without limitation those covenants and agreements applicable to periods following termination of the employment of the Executive, on the terms and conditions set forth herein.

AGREEMENT

1.                                       Term.   The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date hereof and ending on the third anniversary of such date (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 4.  Thereafter, the Executive’s employment shall continue in accordance with the terms of this Employment Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing upon not less than two (2) weeks notice that the employment of the Executive shall terminate unless otherwise terminated in accordance with Section 4 (the Initial Term together with the period of employment thereafter, the “Term”).

2.                                       Duties.   During the Term, the Executive shall be employed by the Company as Chairman and Head of Research and Development of the Company.  In such capacities, the Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to the Executive from time to time by the Buyer’s Chief Operating Officer or the Buyer’s Board of Directors (the “Board”).  The Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company its parent, subsidiaries and affiliated entities, and perform the duties under this Employment Agreement to the best of his abilities.  The Executive shall be excused from rendering his service during reasonable vacation periods and during other reasonable temporary absences as may be authorized in accordance with the Buyer’s policies.  The Executive agrees to comply with all applicable laws, governmental rules and regulation, and all requirements of all applicable regulatory, self-regulatory, administrative bodies and the Buyer’s and Company’s policies, and not to engage in any other business or employment without the prior written consent of the Board.

3.                                       Compensation.

3.1                                 Salary.  The Company shall pay the Executive during the Term a salary at the rate of $230,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company.  The Annual Salary under this Section 3.1 may be adjusted annually at the discretion of the Board.

3.2                                 Vacation.  The Executive shall be entitled to four weeks of vacation in accordance with the then current policies of the Buyer.

3.3                                 Other Benefits.  During the Term, the Executive shall be eligible to participate in any benefit program generally available to employees of the Buyer; provided, however, that nothing contained in this Employment Agreement shall restrict the ability of the Buyer to amend or terminate the plans, programs and arrangements at any time and from time to time, except as otherwise limited by the Stock Purchase Agreement.

3.4                                 Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Employment Agreement; provided that the Executive submits proof of such expenses, with the properly completed forms as reasonably prescribed from time to time by the Buyer, no later than thirty (30) days after such expenses have been so incurred, or as otherwise required pursuant to standard Buyer policies.

4.                                       Termination.

4.1                                 Termination upon Death or Disability or Voluntary Resignation

(a)                                  If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under Section 4.1(b).  If the Executive becomes unable to perform substantially and continuously the duties assigned to him for more than ninety (90) non-consecutive days out of any consecutive twelve-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive.

(b)                                 Upon termination of employment due to death, disability or voluntary resignation, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Employment Agreement prior to the date of termination, including accrued vacation pay in accordance with the then current policies of the Buyer, reimbursement

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for expenses incurred prior to the date of termination, and benefits described in Section 3.3, if applicable; and the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.2                                 Termination for Cause.

(a)                                  The Buyer or Company may terminate the Executive’s employment hereunder for Cause and for purposes of this Employment Agreement, “Cause” shall mean

i                                             (i)                                     conduct that constitutes fraud, gross negligence, embezzlement, breach of fiduciary duty, falsification of Company documents, criminal conduct, violation of any statutory or other legal duty owed to the Company, Buyer or its stockholders or other misconduct involving the property or affairs of the Company or Buyer;

ii                                          (ii)                                  a beach by the Executive of this Employment Agreement or the Non-Competition Agreement of even date herewith between the Buyer and the Executive (the “Non-Competition Agreement”); provided, however, that no termination shall occur for a breach by the Executive of this Employment Agreement unless the Company first provides the Executive with written notice to cure, which notice shall reasonably specify any such breach, and the Executive shall have a reasonable opportunity (not to exceed fifteen (15) business days after the date of notice to cure) to correct such breach; or

iii                                       (iii)                               failure or refusal (whether willful, reckless or negligent) to substantially perform the responsibilities and duties specified herein or to follow any reasonable directive of the Chief Operating Officer of the Buyer or Board (other than a failure caused by temporary disability); provided, however, that no termination shall occur for such failure or refusal unless the Company first provides the Executive with written notice to cure, which notice shall reasonably specify such acts or omissions, and the Executive shall have a reasonable opportunity (not to exceed fifteen (15) business days after the date of notice to cure) to correct such conduct.

(b)                                 If the Buyer or Company terminates the Executive for Cause, the Executive shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Employment Agreement prior to the date of termination, which shall include accrued vacation pay but only to the extent required under applicable law, reimbursement for expenses incurred prior to the date of termination, and benefits described in Section 3.3, if applicable; and the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.3                                 Termination by the Buyer or the Company without Cause.

(a)                                  The Buyer or the Company may terminate the Executive’s employment at any time for any reason or no reason after the Incentive Payment Period (as defined in the Stock Purchase Agreement).  If the Buyer or Company terminates the Executive’s

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employment after the Incentive Payment Period and the termination is not covered by Section 4.1 or 4.2, the Executive shall receive any Annual Salary and other benefits earned and accrued under this Employment Agreement prior to the termination of employment including accrued vacation pay in accordance with the then current policies of the Buyer, reimbursement for the expenses incurred prior to the termination of employment, and benefits described in Section 3.3, if applicable, paid in accordance with the Company’s normal payroll practices.  The Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(b)                                 Subject to the Executive’s consent, if any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended, then such payment shall be deferred to the extent required to avoid such additional taxes and interest.

5.                                       Restrictive Covenants.

Concurrent with the execution of this Employment Agreement, the Executive will execute Buyer’s standard Confidential Information and Invention Assignment Agreement and the Non-Competition Agreement, the terms of which will be incorporated by reference herein.

6.                                       Miscellaneous

6.1                                 Dispute Resolution.

Concurrent with the execution of this Employment Agreement, the Executive will execute the Buyer’s standard Agreement to Arbitrate, the terms of which will be incorporated by reference herein.

6.2                                 Notices.   Any notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, or if mailed, five days after the date of deposit in the Unites States mails,

If to Executive:                                                                  Edward A. Byrd

Medical Research Institute

444 De Haro Street, Suite 208

San Francisco, California 94107

Fax: (415) 673-9053

If to the Company:                                              Medical Research Institute

c/o Natrol, Inc.

21411 Prairie Street

Chatsworth, California 91311

Attn: General Counsel

Fax:  (818) 739-6032

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With a copy to:                                                              Greenberg Traurig, LLP

2450 Colorado Avenue, Suite 400E

Santa Monica, California

Attn: Thomas S. Loo, Esq.

Fax: (310) 586-7800

Any such person may by notice given in accordance with this Section 6.2 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

6.3                                 Entire Agreement.   Except as expressly provided herein, this Employment Agreement, the Confidential Information and Invention Assignment Agreement, and the Agreement to Arbitrate contain the entire agreements between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.  Notwithstanding the foregoing, the Executive shall execute such further agreements, including a general release, as the Company may request to give effect to the provisions of this Employment Agreement and the agreements expressly referred to herein.

6.4                                 Waivers and Amendments.   This agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.5                                 Source of Payments.   All payments provided under this Employment Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations under this Employment Agreement.  To the extent that any person acquires a right to receive payments from the Company under this Employment Agreement, such right shall be no greater than the right of an unsecured creditor of the Company and its affiliates.

6.6                                 Governing Law.   This Employment Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws.

6.7                                 Assignment.   This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any sale, transfer or other disposition of all or substantially all of the Buyer’s or Company’s assets or business, whether by merger, consolidation or otherwise, the Company or Buyer may assign this Employment Agreement and its right thereunder.

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6.8                                 Withholding.   The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

6.9                                 Binding Effect.   This Employment Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.10                           Counterparts.   This Employment Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.11                           Survival.   Anything contained in this Employment Agreement to the contrary notwithstanding, the provisions of Sections 4, 5 and 6.1 shall survive termination of this Employment Agreement and any termination of the Executive’s employment hereunder.

6.12                           Existing Agreements.   The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Employment Agreement or limit his ability to fulfill his responsibilities hereunder.

6.13                           Headings.   The headings in this Employment Agreement are for reference only and shall not affect the interpretation of this Employment Agreement.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COMPANY:

MEDICAL RESEARCH INSTITUTE,
a California corporation

By:
Name: Edward A. Byrd
	Title:	Chairman and Head of Research
and Development

EXECUTIVE:

Edward A. Byrd

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EXHIBIT 6.3(g)

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) dated as of June 1, 2007 by and between Natrol, Inc., a Delaware corporation (“Buyer”), and Edward A. Byrd  (“Founder”).  Reference is made to that certain Stock Purchase Agreement dated as of even date herewith (the “Stock Purchase Agreement”) by and among Buyer, Medical Research Institute, a California corporation (the “Company”), and the shareholders of the Company listed therein, including Founder (collectively, the “Sellers”).  Unless the context otherwise requires, capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

WITNESSETH

WHEREAS, pursuant to the Stock Purchase Agreement, Buyer will purchase all of the outstanding capital stock of the Company from the Sellers (the “Acquisition”);

WHEREAS, pursuant to the Stock Purchase Agreement, the Company and Founder will enter into an employment agreement providing for the Company’s employment of Founder for a three year period;

WHEREAS, as a material inducement to and a condition precedent of the Acquisition and in consideration of Buyer’s covenants and agreements contained in the Stock Purchase Agreement and of the payment of the purchase price and other consideration pursuant to Section 2.2 thereof, including Founder’s opportunity to receive incentive payments thereunder for the three (3) year period after the Closing Date, Founder is executing and delivering this Agreement concurrently with such Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                    Non-Competition.       In view of the fact that Founder would deprive Buyer of the benefit of its bargain under the Stock Purchase Agreement by pursuing activities in violation of the terms hereof, and to provide Buyer with the full benefit of the Acquisition, Founder hereby agrees to the following restrictions on his activities and those acting on his behalf:

(a)                                  Non-Competition Agreement.                             Founder hereby agrees that during the period commencing on the date hereof and ending on the date which is three (3) years after the date Founder ceases to be employed by the Company pursuant to that certain Employment Agreement dated of even date herewith between Founder and the Company, Founder agrees, other than with the express written consent of Buyer, not to, directly or indirectly, anywhere in the geographic area set forth in Section 1(b) below, engage in any activity or provide any service, or participate or invest in or assist (whether as owner, part-owner, shareholder, partner, member, director, officer, trustee, licensor, employee, agent or consultant, or in any other capacity) with any business organization or person, other than the Company (or its affiliates), whose activities, products or services compete in the Designated

1

Industry (as hereinafter defined); except that Founder may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one (1) percent of the equity of such enterprise.  Without limiting the foregoing, the foregoing covenant shall include taking any of the following actions for himself or on behalf of any such business organization in the Designated Industry: (i) soliciting or recruiting (x) any employee or consultant or (y) any former employee or consultant of Buyer or the Company within the 12-month period immediately preceding the cessation of service to Buyer or the Company, or encouraging any officer or other employee, consultant or former employee or consultant to terminate his or her service to Buyer or the Company (but the provisions of this clause (i) shall not apply to the hiring of any such former employee or officer who responds to an employment advertisement published on the Internet, in a newspaper, or print or electronic trade journal); (ii) soliciting or influencing or attempting to solicit or influence any customer of Buyer or the Company (including any customer obtained or acquired in connection with the Stock Purchase Agreement) to terminate its relationship with Buyer or the Company; or (iii) diverting to any Person (as hereinafter defined) any customer or business opportunity of Buyer or the Company.  As of the date of this Agreement, Founder is not performing any consulting or other duties for, is not a party to any similar agreement with, any business or venture competing with Buyer, the Company or any of their respective affiliates.  For purposes of this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.  For purposes of this Section 1, the term “Designated Industry” shall mean the business of developing, formulating, manufacturing, marketing or distributing of sports nutrition products and other related products.

(b)                                 Geographic Area.                           The provisions of Section 1(a) of this Agreement shall apply worldwide.

Section 2.                    Scope of Agreement.       The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Stock Purchase Agreement, (b) all such provisions are given as an integral and essential part of the transactions contemplated by the Stock Purchase Agreement and (c) but for the covenants of Founder contained in this Agreement, Buyer would neither enter into the Stock Purchase Agreement nor consummate the Acquisition.  Founder has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein.

Section 3.                    Specific Performance; Severability.       It is specifically understood and agreed that any breach of the provisions of this Agreement by Founder will result in irreparable injury to Buyer, the Company and their respective affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, Buyer shall be entitled to enforce the specific performance of this Agreement by Founder through both temporary and permanent injunctive relief without the necessity of proving actual damages.  The parties agree that the liability of Founder for breaches of the provisions of this Agreement shall not be limited to any portion of the purchase price under Section 2.2 of the Stock Purchase Agreement received by Founder.  In the event that any

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provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  In the event any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement will remain in full force or effect.  The existence of any claim or cause of action which Founder may have against Buyer or any of its respective affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate legal action by Founder.

Section 4.                    Jurisdiction.       The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California to enforce the covenants contained in this Agreement.

Section 5.                    Notices.   Any notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, or if mailed, five days after the date of deposit in the Unites States mails,

If to Founder:                                            Edward A. Byrd

Medical Research Institute

444 De Haro Street, Suite 208

San Francisco, California 94107

Fax: (415) 673-9053

If to Buyer:                                                         Natrol, Inc.

21411 Prairie Street

Chatsworth, California 91311

Attn: General Counsel

Fax:  (818) 739-6032

Any such person may by notice given in accordance with this Section 6.2 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

Section 6.                    Miscellaneous.       This Agreement shall be governed by and construed under the laws of the State of California, and shall not be modified or discharged in whole or in part except by an agreement in writing signed by Buyer and Founder except as expressly set forth herein.  The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.  This Agreement may not be assigned by Founder.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

BUYER:

NATROL, INC.

By:
Name:	Craig Cameron
Title:	Chief Operating Officer

FOUNDER:

Edward A. Byrd

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EXHIBIT 6.3(h)

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of June 1, 2007, by and among Natrol, Inc., a Delaware corporation (the “Buyer”), the shareholders listed on the signature page hereof (each, a “Seller,” and collectively, the “Sellers”), Edward A. Byrd, as a Seller and in his capacity as the initial Sellers’ Agent (as defined in the Stock Purchase Agreement) and First Private Bank & Trust, as escrow agent (“Escrow Agent”).

RECITALS

WHEREAS, Buyer, Sellers, and Medical Research Institute, Inc., a California corporation (the “Company”) are parties to that certain Stock Purchase Agreement, dated as of June 1, 2007 (the “Stock Purchase Agreement”), pursuant to which the Seller is required to deposit certain funds in an escrow account (“Escrow Amount”).  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Stock Purchase Agreement.

WHEREAS, the Escrow Agent has agreed to hold the Escrow Fund (as defined below), together with all interest thereon, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the Buyer, each Seller, and the Company, in consideration of the mutual promises hereinafter set forth and intending to be legally bound, do hereby promise and agree as follows:

1.                                       Appointment of Escrow Agent.  Buyer and each Seller do hereby appoint and designate First Private Bank & Trust as the Escrow Agent for the purposes set forth herein, and the Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.

2.                                       Deposit of Funds.

2.1.                              On the Closing Date (as defined in the Stock Purchase Agreement), the Buyer will deposit with the Escrow Agent an amount equal to ten percent (10%) of the Purchase Price, as determined in accordance with Section 2.3 of the Stock Purchase Agreement.

2.2.                              In the event and at the time Buyer makes an Earnout Payment to Sellers, the Buyer will deposit with Escrow Agent an amount equal to ten (10%) of the Earnout Payment.

2.3.                              Upon receipt of the Escrow Amount described above, the Escrow Agent will place the Escrow Amount in an account designated by the Escrow Agent in accordance with the terms of this Agreement (the “Escrow Fund”) and will deliver a written notice to the Sellers’ Agent acknowledging receipt of the Escrow Amount to be held in the Escrow Fund.

2.4.                              The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Seller or of any party hereto.

3.                                       Investment of Escrow Amount; Interest and Tax Reporting on Escrow Amount.

3.1.                              Investment of Escrow Amount.  The Escrow Agent shall hold, or cause to be held, and invest, or cause to be invested, the Escrow Amount in an interest-bearing, money market account maintained with a U.S. bank (which may be Escrow Agent or an affiliate thereof) with deposits insured by the FDIC or such other investments as may be jointly approved by Sellers and Buyer.   The Escrow Agent shall not be responsible to the Sellers, the Buyers or any other person or entity for any loss or liability arising in respect of any investment of Escrow Amount except to the extent that such loss or liability arose from the Escrow Agent’s gross negligence or willful misconduct.

3.2.                              Any interest and/or dividend or other income earned on the Escrow Amount shall be reinvested and considered added to and considered part of the Escrow Amount subject to disbursement in accordance with Article 4.  For federal and state income tax purposes, any income earned on or derived from an Escrow Fund shall be allocated to Buyer.  Buyer shall be entitled to a distribution from the Escrow Fund in an amount equal to 15% of the income of such Escrow Fund on a quarterly basis, which shall be remitted to the Buyer by Escrow Agent on a quarterly basis.  Buyer shall provide Escrow Agent written payment instructions for such quarterly remittances promptly following the Closing.  Buyer and the Sellers shall file tax returns, and the Escrow Agent shall file Internal Revenue Service Form 1099’s, consistent with such treatment.

4.                                       Disbursements from the Escrow Fund.

4.1.                              If Buyer has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification under the Stock Purchase Agreement, such Buyer shall, on or prior to the second anniversary of the Closing Date, deliver a claim notice (a “Claim Notice”) to the Sellers’ Agent and to the Escrow Agent.  Each Claim Notice shall state that such Buyer believes that there is or has been a breach of a representation, warranty or covenant contained in the Stock Purchase Agreement or that such Buyer is otherwise entitled to indemnification under the terms of the Stock Purchase Agreement, and contain a brief description of the circumstances supporting such Buyer’s belief that there is or has been such a breach or that such Buyer is so entitled to indemnification and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Losses such Buyer claims to have so incurred or suffered (the “Claim Notice Amount”).

4.2.                              Within thirty (30) days after receipt by the Sellers’ Agent of a Claim Notice, the Sellers’ Agent may deliver to the Buyer who delivered the Claim Notice and to the Escrow Agent a written response (the “Response Notice”) in which the Sellers’ Agent either:  (i) agrees that an amount equal to the full Claim Notice Amount may be released from the Escrow Fund to the Buyer; (ii) agrees that an amount equal to part, but not all, of the Claim Notice Amount (the “Agreed Amount”) may be released from the Escrow Fund to the Buyer; or (iii) indicates that no part of the Escrow Fund may be released to the Buyer in respect of the Claim Notice Amount.  Any part of the Claim Notice Amount that is not agreed to be released to the Buyer pursuant to the Response Notice shall be the “Contested Amount.”  If a Response Notice

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is not received by the Escrow Agent within such 30-day period, then the Sellers’ Agent shall be conclusively deemed to have agreed that an amount equal to the full Claim Notice Amount may be released from the Escrow Fund to the Buyer.  (c) If the Sellers’ Agent delivers a Response Notice agreeing that an amount equal to the full Claim Notice Amount may be released from the Escrow Fund to the Buyer, or if the Sellers’ Agent does not deliver a Response Notice on a timely basis in accordance with Section 4.1(b), the Escrow Agent shall within five (5) business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five (5) business days following the expiration of the 30-day period referred to in Section 4.1(b)), deliver to such Buyer such amount from the Escrow Fund.

4.3.                              If the Sellers’ Agent delivers a Response Notice agreeing that an amount equal to less than the full Claim Notice Amount may be released from the Escrow Fund to the Buyer, the Escrow Agent shall, within five (5) business days following the receipt of such Response Notice, deliver to such Buyer an amount equal to the Agreed Amount from the Escrow Fund.  Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

4.4.                              If the Sellers’ Agent delivers a Response Notice indicating that there is a Contested Amount, the Sellers’ Agent and the Buyer shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Buyer and the Sellers’ Agent resolve such dispute, such resolution shall be binding on all of the Sellers and such Buyer and a settlement Stock Purchase Agreement shall be signed by such Buyer and the Sellers’ Agent and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release funds from the Escrow Fund in accordance with such settlement Stock Purchase Agreement.  Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Buyer and the Sellers’ Agent, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

4.5.                              If the Sellers’ Agent and the Buyer are unable to resolve the dispute relating to any Contested Amount within sixty (60) days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled in accordance with the dispute resolution provisions of the Stock Purchase Agreement.

4.6.                              The Escrow Agent shall release funds from the Escrow Fund in connection with any Contested Amount within five (5) business days after the delivery to it of:  (i) a copy of a settlement Stock Purchase Agreement executed by the Buyer and the Sellers’ Agent setting forth instructions to the Escrow Agent as to the amount of the Escrow Fund, if any, to be released, with respect to such Contested Amount (the “Joint Instructions”); or (ii) a final order, judgment or decree of the arbitrators in accordance with the arbitration provisions of the Stock Purchase Agreement as to which all rights of appeal have expired or been waived (a “Final Arbitration Order”) with respect to such Claim Notice setting forth instructions to the Escrow Agent as to the amount of the Escrow Fund, if any, to be released, with respect to such Contested Amount.

4.7.                              Any funds released from the Escrow Fund shall be deemed to reduce the funds in the Escrow Fund pro rata with respect to each Seller in accordance with each Seller’s

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percentage interest in the escrow funds as set forth on Exhibit B.

4.8.                              At any time if Buyer believes that all prerequisite conditions under the Stock Purchase Agreement have been met, Buyer may authorize the release of the remaining Escrow Fund to the Sellers by providing written notice to the Escrow Agent.

4.9.                              On the second annual anniversary of the Closing Date, the Escrow Agent shall pay to the Sellers a portion of the Escrow Fund, equal to the positive difference (if any) between (i) the amount then held in the Escrow Fund, less (ii) the sum of (A) the amount of any claims as set forth in a Claim Notice for which the thirty (30) day period for Sellers’ Agent to respond pursuant to Section 4.1(b) above has not expired (“Pending Claims”), (B) the amount of any Contested Amounts as set forth in a Response Notice (“Disputed Claims”) plus (C) any unpaid amount owed to an Buyer in accordance with Joint Instructions or a Court Order (“Unpaid Claims”); provided, that if such difference is a negative amount, then no portion of the Escrow Fund will be paid to the Sellers at such time.  The Escrow Agent shall continue to hold in accordance with the terms hereof the balance of the Escrow Fund not otherwise paid to the Sellers (including an amount equal to all Pending Claims, Disputed Claims and Unpaid Claims), which will be disbursed in accordance with Section 4.1 above.

5.                                       Escrow Agent:

5.1.                              shall act as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument or notice deposited with it pursuant to this Agreement, or with respect to the form or execution of any such instrument or notice, or the identity, authority, or rights of any person executing or depositing any such instrument or notice;

5.2.                              shall not be required to recognize any notice, demand or change of instructions unless made in a writing signed by any party required by Escrow Agent and mailed or delivered to Escrow Agent at the address set forth below for notices;

5.3.                              shall be deemed conclusively to have given and delivered any notice required to be given or delivered by it hereunder if the same is in writing and signed by any partner or employee of Escrow Agent and mailed by certified mail, return receipt requested, or delivered by an overnight courier service that provides proof of delivery to the relevant party at its address set forth herein;

5.4.                              shall not, by act, delay, omission or otherwise, be deemed to have waived any rights or remedies under this Agreement unless such waiver is in a writing signed by Escrow Agent; a waiver by Escrow Agent of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion;

5.5.                              shall not be liable for any action taken or omitted to be taken in good faith, and shall be liable only for its own gross negligence or willful misconduct;

5.6.                              shall not be liable for any incidental or consequential damages by reason of any act or failure to act of Escrow Agent;

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5.7.                              shall be entitled to rely on any paper, request, certificate, schedule, notice or other document which it in good faith believes to be genuine and to have been signed or adopted by the proper party or parties;

5.8.                              shall under no circumstances be required to risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder;

5.9.                              shall have no duties or responsibilities except those expressly set forth in this Agreement, and the permissive right of Escrow Agent to do things or omit to do things as set forth in this Agreement shall not be construed as a duty; and

5.10.                        be permitted to consult with and obtain legal counsel of its own selection as to the nature of any of its duties hereunder at the expense of Buyer and Seller, and shall incur no liability in acting in accordance with the advice and opinion of such counsel.

6.                                       Compensation and Expenses.

6.1.                              The Buyer on the one hand, and the Sellers on the other hand, agree to each pay one-half of the Escrow Agent’s reasonable compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Schedule I, which may be subject to change on an annual basis.  The Escrow Agent may impose additional changes for extraordinary service.  The Escrow Agent shall be entitled to reimbursement in the same proportions on demand for all reasonable expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees incurred by the Escrow Agent in connection any matter respecting the Escrow.  In addition to its other rights hereunder, the Escrow Agent may collect any unpaid fees and expenses from the Escrow funds, whether due under Section 6.1, 6.2 or any other provision hereof.

6.2.                              Notwithstanding Section 6.1 above, any fees or expenses arising in connection with any matters described in Section 7.3 below shall be borne entirely by the party which does not prevail in such matter or as otherwise determined by the parties or by a court of competent jurisdiction.

7.                                       Exculpation and Indemnification

7.1.                              The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement.  The Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same.

7.2.                              The Escrow Agent shall not be personally liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment.  Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent.

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7.3.                              In the event the Escrow Agent is notified of any dispute, disagreement or legal action between the Buyer and the Sellers and any third party relating to or arising in connection with the escrow, the Escrow Fund, or the performance of the Escrow Agent’s duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent’s discretion, it may require.  In such event, the Escrow Agent will not be liable for interest or damage.  Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized, at its option, to deposit with the Clerk of the Court all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which Buyer and Seller hereby agree to pay.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

7.4.                              The Buyer and the Sellers hereby agree to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against (but only to the extent of their respective interests in the Escrow Fund) all costs, damages, judgments, reasonable attorneys’ fees (whether such attorneys shall be regularly retained or specifically employed), reasonable expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent’s gross negligence or willful misconduct,  and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys’ fees, expenses, obligations, and liabilities. The costs and expenses of enforcing this right of indemnification also shall be paid by the Buyer and the Sellers, jointly.  The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

8.                                       Termination of Agreement.  Upon disbursement by the Escrow Agent of the last remaining funds in the Escrow Fund, this Agreement shall terminate, subject to the provisions of Article 6 hereunder, which Articles shall survive such termination.  This Agreement may also be terminated at any time upon the receipt by Escrow Agent of ten (10) days’ prior joint written notice of termination executed by the Buyer, on the one hand, and the Sellers on the other, directing the distribution of the Escrow Fund.

9.                                       Resignation.  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving not less than thirty (30) days written notice to the Buyer and the Sellers’ Agent.  Such resignation shall take effect thirty (30) days after the giving of such notice (the “Resignation Period”), or upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and upon delivery by the Escrow Agent to such successor of all the escrow documents and funds then held by the Escrow Agent hereunder.  If no such successor escrow agent is appointed in writing prior to the effective date of such resignation, the Escrow Agent shall deliver all monies included in the Escrow Amount, if any, by wire transfer to an account that is mutually designated by the Buyer and the Sellers’ Agent, to be held in accordance with the terms of this Agreement, whereupon the Buyer and the Sellers’ Agent shall

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use their respective best efforts to (a) promptly designate a successor escrow agent and (b) deliver such monies, if any, to such successor escrow agent upon such designation.

10.                                 Notices.  Any notice permitted or required hereunder shall be deemed to have been duly given and delivered when delivered personally, or when delivered if mailed certified or registered mail, postage prepaid or when delivered by a nationally recognized overnight carrier, to the parties at their address set forth below:

If to Escrow Agent:                                        First Private Bank & Trust,

520 Broadway, Suite 620

Santa Monica, California 90401

Attn: Gary Helme

Fax: (310) 458-6101

If to Sellers:                                                                                 Medical Research Institute

444 De Haro Street, Suite 208

San Francisco, California 94107

Attn: Edward A. Byrd

Fax: (415) 673-9053

With a copy to:                                                             Cooley Godward Kronish LLP

11951 Freedom Drive

Reston, Virginia 20190-5656

Attn: Mark D. Spoto, Esq.

Fax:(703) 456-8100

With a copy to:                                                             King & Kelleher LLP

20 California Street

7th Floor

San Francisco, CA 94111-4833

Attn: Edward V. King, Jr.

If to the Buyer:                                                                Natrol, Inc.

21411 Prairie Street

Chatsworth, California 91311

Attn: General Counsel

Fax:  (818) 739-6032

With a copy to:                                                             Greenberg Traurig, LLP

2450 Colorado Avenue, Suite 400E

Santa Monica, California

Attn: Thomas S. Loo, Esq.

Fax: (310) 586-7800

or at such other address as any of the above may have furnished to all of the other parties in writing by certified or registered mail, return receipt requested in the manner specified in this Section 10.

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11.                                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.                                 Successors and Assigns; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, that none of the Sellers, the Buyer or the Escrow Agent shall assign this Agreement without first obtaining the prior written consent of the others and giving written notice thereof to the Escrow Agent.

13.                                 Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

14.                                 Governing Law.  This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

15.                                 Dispute Resolution.

15.1.                        Except with respect to matters as to which injunctive relief is being sought or the Escrow Agent’s right to file an action in interpleader, all disputes, controversies, or claims arising out of or relating to this Agreement which cannot be resolved by the parties hereto shall be finally settled in accordance with the applicable rules of the Judicial Arbitration Mediation Service (“JAMS”), Alternative Dispute Resolution Services, Inc., (“ADR”) or any dispute resolution agency agreed to by the parties in the County of Los Angeles, California.  Arbitration shall be conducted before a panel of three (3) neutral arbitrators who each has experience either as a member of the judiciary or as an attorney practicing in a relevant practice area (unless otherwise agreed upon by the parties). The language of the arbitration shall be English and California substantive law shall be applicable as set forth in Section 13.  The decisions of the arbitrators (which shall be made by a majority vote) shall be binding and final and judgment may be entered thereon in any court of competent jurisdiction in California. The prevailing party shall be entitled to reimbursement of any reasonable costs and/or fees including reasonable attorney’s fees. Additionally, in the event any party fails to proceed with arbitration, unsuccessfully challenges the arbitrators’ award or fails to comply with the arbitrators’ award, each other party is entitled to costs of suit including reasonable attorney’s fees for having to compel arbitration or defend or enforce the award.

15.2.                        Until such time as the arbitrators are appointed, either party may seek or request ancillary, provisional or preliminary rights and/or remedies, including injunctive relief or a temporary restraining order or any other applicable provisional remedy before the Los Angeles County Superior Court.  Upon appointment of the arbitrators, the parties agree that jurisdiction over any such provisional remedy and proceeding shall immediately be transferred to the arbitrator, and the State Court proceeding shall be dismissed or abated, as the case may be,

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provided that any such provisional remedy remain in effect until otherwise ordered by the arbitrator.  The parties agree that the arbitrators (by majority vote of the three) shall be empowered to issue an order for a temporary injunction, preliminary injunction, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.  Following the appointment of the arbitrators the parties agree that any application for relief shall be made exclusively to the arbitrator.  Discovery shall be limited.  No interrogatories or requests for admission shall be permitted, but the parties shall be entitled to document production requests.  No party shall be permitted to take more than three (3) depositions, excluding expert depositions, which shall have no limitation.  Depositions of parties, their agents, representatives, employees and expert witnesses shall be conducted according to residency status, and each party shall make itself, and its respective agents, representatives, employees and expert witnesses, available for deposition in such manner.  Notwithstanding the foregoing, however, the parties may apply for permission of the arbitrator to conduct additional discovery upon a show of good cause.

16.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

17.                                 Entire Agreement.  This Agreement and the Stock Purchase Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

18.                                 Headings.  The section headings herein are for convenience only and shall not affect the construction thereof.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	SELLERS:
NATROL, INC.,
a Delaware corporation

By:	By:
Craig Cameron		Edward A. Byrd
Chief Operating Officer

By:
Tory Hagen

By:	By:
Robert Patterson

ESCROW AGENT:
First Private Bank & Trust
By:
Karl Bozicevic

By:	By:
Joseph Evans

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SCHEDULE I

ESCROW AGENT’S FEE SCHEDULE

1.             One quarter of 1% (0.25%) from each Sellers Agent and Buyer based upon the aggregate amount held in escrow as of closing and on the first anniversary date, provided however, that the maximum aggregate payment by Sellers Agent and Buyer shall not exceed 0.5% times $1,500,000.00.

2.             Escrow Agent shall have the right to charge additional fees for extraordinary time required arising with respect to party disputes or investment of funds.

EXHIBIT 6.3(k)

SECRETARY’S CERTIFICATE

OF

MEDICAL RESEARCH INSTITUTE

I, ___________________________, do hereby certify that I am now, and at all times mentioned herein have been, the duly elected, qualified, and acting Secretary of Medical Research Institute, a California corporation (the “Company”).  As such Secretary,  I have access to the records of the Company and am duly authorized to execute and deliver this Certificate pursuant to Section 6.3(k) of that certain Stock Purchase Agreement, dated as of June 1, 2007, by and between Natrol, Inc., the shareholders listed on the signature page thereof, and the Company:

1.             Resolutions of the Shareholders of Company.  Pursuant to the Minutes of the Meeting of the Shareholders of the Company, dated as of June 1, 2007, and in accordance with the law and the Bylaws of Medical Research Institute (the “Bylaws”), the resolutions attached hereto and marked as Exhibit A (the “Shareholder Resolutions”) were duly adopted.  Said resolutions have not been amended or repealed and remain in full force and effect on the date hereof.

2.             Resolutions of the Directors of the Company.  Pursuant to the Minutes of the Meeting of the Board of Directors of the Company, dated as of June 1, 2007, and in accordance with the law and the Bylaws, the resolutions attached hereto and marked as Exhibit B (the “Director Resolutions”) were duly adopted.  Said resolutions have not been amended or repealed and remain in full force and effect on the date hereof.

3.             Articles of Incorporation.  Attached hereto as Exhibit C is a true and complete copy of the Articles of Incorporation of Medical Research Institute (the “Articles of Incorporation”), as amended to date, certified as true and correct by the Secretary of State of the State of California, as in effect on the date hereof and at all times since the filing of the Articles of Incorporation.  Other than the filing attached hereto as Exhibit C, no amendments of the Articles of Incorporation have been filed in the office of the Secretary of State of the State of California.

4.             Bylaws.  Attached hereto as Exhibit D is a true and complete copy of the Bylaws, as in effect on the date hereof and at all times since the effective date of such Bylaws.  Said Bylaws have not been amended or repealed and remain in full force and effect on the date hereof.

5.             Officer Incumbency.  The following named individuals are the duly elected, qualified and acting officers of the Company, each holding the title set forth opposite his name as of the date hereof, and the signature set opposite his name and title is said person’s true, authentic signature:

Name	Title(s)	Specimen Signature

Edward A. Byrd	Chief Executive Officer

Chief Financial Officer

Secretary

5.             Shareholder Incumbency.  The following named individuals are the Shareholders of the Company and the signature set opposite his name is said person’s true, authentic signature:

Name	Specimen Signature

Edward A. Byrd

Tory Hagen

Robert Patterson

Karl Bozicevic

Joseph Evans

IN WITNESS WHEREOF, I have hereunto set my hand as of this 1st day of June, 2007.

By:
[Name]
Secretary

EXHIBIT A

SHAREHOLDER RESOLUTIONS

EXHIBIT B

DIRECTOR RESOLUTIONS

EXHIBIT C

ARTICLES OF INCORPORATION

EXHIBIT D

BYLAWS